Exhibit 10.30

About this SPD

This is the summary plan description (SPD) for the Verizon Management Pension Plan and the Verizon Enterprises Management Pension Plan. Each plan is a pension plan subject to federal law under the Employee Retirement Income Security Act of 1974 (ERISA) and its subsequent amendments. This SPD is based on plan provisions effective January 1, 2002. This SPD replaces previous summary materials for pension plans for active eligible management employees of the former Bell Atlantic and former GTE participating companies.

Note: If you are an employee of Verizon Hawaii Inc. or GTE Export Corporation, this SPD does not describe how your benefits are determined and paid. You will be provided with separate summary materials describing your benefits under the plan.

This SPD is for active eligible employees of participating companies who, as of

January 1, 2002, had 10 or more years of net credited service. For this purpose, “net credited service” means net credited service under the terms of a pension plan maintained by a former Bell Atlantic company or accredited service under the terms of a pension plan maintained by a former GTE company.

In this SPD:

  The “plan” refers either to the Verizon Management Pension Plan or to the Verizon Enterprises Management Pension Plan in which you are eligible to participate. (No one is eligible to participate in both of the plans.)

  “Verizon” refers to Verizon Communications Inc.

  The “plan sponsor” refers to the Verizon Corporate Services Group Inc. for the Verizon Management Pension Plan and to the Chesapeake Directory Sales Company for the Verizon Enterprises Management Pension Plan.

  The “company” refers to the plan sponsor and other participating business units in a particular plan.

  “Verizon affiliates” refers to companies that are owned 80% or more by Verizon.

  The term “salaried” generally refers to employees who are also called “management” employees.

  The term “hourly” includes both “associates” and non-bargaining unit hourly employees.

  “You” or “your” refers to the covered employee, retiree, spouse or designated beneficiary, except when the context indicates otherwise.
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For more information
 If you have questions about the plan or need additional information after reading this material, log on to Your Benefits Resources Web site or call the Verizon Benefits Center (see page 2 for details). The Web site and the interactive voice response (IVR) system are available 24 hours a day, seven days a week. Representatives are available to answer your questions from 8:00 a.m. to 6:00 p.m., Eastern time Monday through Friday (excluding holidays). See “Benefit resources” on page 2 for more information.

Your eligibility for, and the amount of, your plan benefits, if any, will be determined by the terms of the plan. Every effort has been made to ensure the accuracy of the information included in this SPD, which is based on the plan provisions in effect on January 1, 2002. If, however, there is a discrepancy between the information contained in this SPD and the official plan document, the plan document will govern. All terms of the plan are legally enforceable. Copies of the plan document will be available upon written request to the Verizon Benefits Center at the address provided in the Administrative information section of this SPD (see page 60).

Changes to the plan
 While Verizon and the plan sponsor expect to continue the plan indefinitely, Verizon and the plan sponsor, by action of the board of directors of either company or delegates of either board, also reserve the right to amend, modify, suspend, terminate or partially terminate the plan at any time, at their discretion, with or without advance notice to participants, subject to applicable law.

Upon termination or partial termination of the plan, the accrued benefits of each participant affected by the termination or partial termination (as determined by the plan administrator) shall become fully vested to the extent funded. Upon termination of the plan, no further benefits are earned, and no increases in previously earned benefits will occur by reason of future service or compensation.

In the event the plan is terminated in full, plan assets will be allocated, after payment of plan expenses for administration or liquidation, to pay benefits accrued to the date of termination, to the extent and in the order required by section 4044 of ERISA and the terms of the plan. After all liabilities of the plan have been satisfied, remaining assets are distributed to the company, unless the plan termination occurs within five years of a change in control, as discussed on page 55.

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Your Benefits Resources™ is a registered trademark of Hewitt Associates LLC.

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If the plan is terminated, you will generally receive benefits at retirement age or, if appropriate, by an earlier distribution, with benefits distributed either in the form of cash or in the form of an annuity contract issued by an insurance company. See page 59 for a discussion of Pension Benefit Guaranty Corporation (PBGC) benefit guarantees that may apply if the plan is terminated.

As a matter of prudent business planning, Verizon is continually reviewing and evaluating various proposals for changes in its benefit programs. Because of the need for confidentiality, such proposals are not evaluated below high levels of management. Verizon employees below such levels and retirees do not know whether Verizon will or will not adopt any future changes and/or new benefit programs. Unless and until Verizon formally announces such changes, no one is authorized to give assurances that such changes will or will not occur.

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How benefits are paid
Payment of your benefit	22
Vesting	22
When pension payments can start	22
In-service payment option	23
Requesting your pension payment	23
Forms of payment at a glance	24
Standard forms of payment	25
Optional forms of payment	25
Estimating the amount of your annuity	28
How your cash balance account is converted to an annuity	28
Example: single life annuity	29
Example: joint and 50% surviving spouse annuity	29
Calculating a lump-sum benefit from the Highest Average Pay formula (or other annuity formula)	29
Converting a single life annuity to another form of annuity payment	30
How taxes affect your pension	30
Ten percent penalty tax	30
Direct rollovers	31
Participant rollovers	31
Annuity or installment payments for 10 or more years	32
If you die before your pension commencement date	33
Form and timing of payment for preretirement death benefit	33
Naming a beneficiary for your preretirement death benefit	34
Changing your beneficiary	34
How service is counted
Details about service	35
Types of service	35
Vesting service	35
Net credited service (NCS)	36
Pension accrual service	36
If you become disabled	38
If you are rehired after a break in service	39
If you had an accrued benefit but did not receive payments	40
If you return to work after receiving payments	40
If you transfer to or from eligible employment	42
If you were a former hourly employee in an hourly pension plan and you become an eligible employee under the Verizon Management Pension Plan	42
If you were a former hourly employee in an hourly pension plan and you become an eligible employee in the Verizon Enterprises Management Pension Plan
If you were previously a participant in another cash balance plan	43
If you’ve transferred to a position as an hourly employee	44
If you’ve transferred to a position as a salaried employee with no pension plan	44
Bell System portability	45
Eligibility	45
If you’ve transferred from a portability company	46
Special vesting rules	46
Waiver of portability	46

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Transfers of pension liabilities from this plan to another plan	46
Employees of non-portability companies	47
Details about the MFPF
The modified former pension formula benefit	48
Eligibility	48
How the MFPF benefit is calculated	49
Some important definitions	49
Determining MFPF benefits at earlier payment ages	50
Payment options	51
How your benefit may be offset	52
Administrative information
Introduction	53
Additional information	54
If you divorce or separate	54
How benefits could be reduced, lost, suspended or delayed	54
Change in ownership or control	55
Top-heavy rules	55
Claims and appeals procedures	56
Pension Benefit Guaranty Corporation (PBGC)	59
Rights of participants and beneficiaries under ERISA	60
Receive information about your plan benefits	60
Prudent actions by plan fiduciaries	61
Enforce your rights	61
Assistance with your questions	62
Plan information	62
Plan sponsor	62
Plan administrator	63
Plan funding	63
Plan identification	63
Plan year	64
Agent for service of legal process	64
Participating companies	64

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Highlights

Introduction

The plan provides competitive benefits that help you work toward financial security in retirement.

  You are generally eligible to participate in the plan if you’re a salaried, regular full-time or regular part-time employee of a participating company or an hourly employee whose plan participation is authorized by a collective bargaining agreement.

  Participation is automatic on the day you become an eligible employee. You do not have to enroll in the plan.

  If you had at least 10 years of net credited service (see page 35) as of January 1, 2002, the plan will pay a benefit based on the formula that provides the most value to you: the cash balance formula or the Highest Average Pay formula. Benefits based on alternate formulas may also be available to you.

  The company makes contributions to the pension fund to fund all benefits – there is no cost to you for this benefit.

  You are vested in the plan when you have at least five years of vesting service (see page 35) or if you are employed at normal retirement age (see page 22).

  If you are vested, you can receive benefits from the plan at any time after you leave the company and all Verizon affiliates.

  You can receive your benefit as a single lump sum or in various types of annuities.

  The plan pays a death benefit to your spouse or designated beneficiary if you die before benefits begin.

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Benefit resources

In order to provide you with flexibility, convenience and ease of use, Verizon offers you two ways of accessing your pension benefits information.

Your Benefits Resources
 The Verizon Benefits Center offers a state-of-the-art Web site called Your Benefits Resources, which gives you the tools you need to manage your pension benefits efficiently, effectively and conveniently. Your Benefits Resources is available 24 hours a day, Monday through Saturday and from 1:00 p.m. to midnight, Eastern time on Sunday. You can access Your Benefits Resources Web site via the Internet at http://resources.hewitt.com/verizon.

Use this secure, password-protected site to:
  Learn the value of your cash balance account.

  Model the value of your Highest Average Pay formula benefit.

  Estimate your future benefit under all formulas available to you as a lump sum or an annuity.

  Determine whether you’re vested in the plan.

  Update your beneficiary designations.

  Change Your Benefits Resources password.

From time to time, additional tools will be added to Your Benefits Resources Web site to help you better manage your benefits.

The Verizon Benefits Center
 Using one toll-free telephone number, you can connect to the Verizon Benefits Center, as well as other Verizon benefit providers. To contact the Verizon Benefits Center, call Verizon Benefits Connect at 1-866-998-8777 and press “1.”

The Verizon Benefits Center offers an interactive voice response (IVR) system to provide you with benefits information. The IVR system is available 24 hours a day, Monday through Saturday and from 1:00 p.m. to midnight, Eastern time on Sunday.

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You can also speak with a benefits representative if you have questions about your pension. Benefits representatives are available to help you Monday through Friday from 8:00 a.m. to 6:00 p.m., Eastern time.

If you are hearing-impaired, contact Verizon Benefits Connect through the relay service of your choice. These telephone numbers are located in your local telephone directory. Since connecting with Verizon Benefits Connect is toll-free, you incur no telephone charges when using a relay service.

Your password
 If you are a current Verizon employee, you have already established a “password” to use when accessing the Verizon Benefits Center. If you are a new hire, you will receive a password with your new hire benefits materials. Your password is used to identify you and is confidential, so your privacy is protected and your information is kept secure. Your Benefits Resources Web site and the IVR use the combination of your password and social security number to verify your identity. You or any person calling on your behalf will need to know your password in order to obtain information about your benefits from Your Benefits Resources Web site or the Benefits Center.

If you want to change your password or if you have forgotten your password and want to request a new one, you can do so on Your Benefits Resources Web site, or by calling the Verizon Benefits Center and following the IVR instructions.

  Changing your password. If you know your current password and simply want a new one, you can change it via Your Benefits Resources Web site or the IVR system and the change is effective immediately.

  Requesting a new password when you have forgotten your current password. If you cannot remember your password, you can request a new password via Your Benefits Resources Web site or the IVR system. Your request will go to the Verizon Benefits Center where a new password will be assigned to you. Your new password will be mailed to your home address – you should receive it within seven to 10 business days. Until you receive your new password, you will not be able to access Your Benefits Resources Web site, and you will not be able to get personalized information or conduct transactions using the IVR system. Additionally, Verizon Benefits Center representatives will only be able to answer general questions about your benefits.

Remember, you can get help online if you forget your password by setting up a “hint.” Just log on to the site, enter your social security number, choose the “hint” feature and you will get help in remembering your password.

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Participation

You are an eligible employee participating in the plan with both the cash balance and Highest Average Pay formulas if you had at least 10 years of net credited service (see page 35) as of January 1, 2002 * and you are:

  A salaried, regular full-time or regular part-time employee of a participating company (see page 64).

  An hourly employee of a participating company who is covered by a collective bargaining agreement that provides for participation in this plan.

  An hourly employee covered by a collective bargaining agreement who is temporarily promoted to a regular salaried position with a participating company for one or more years.

You begin to participate in the plan on your first day of work as an eligible employee, as described above –there is no waiting period. Participation in the plan is automatic; you don’t have to complete any forms to begin participation.

You are not an eligible employee participating in the plan if you are:
  A term employee.

  An hourly employee in “temporary promotion” status for less than one year.

  Any other hourly employee (unless you are an hourly employee whose bargaining agreement provides for participation in the plan, as noted above).
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*	If you are a represented employee of Verizon Connected Solutions Inc. and you are participating in the plan under your collective bargaining agreement, you are not eligible for benefits under the Highest Average Pay formula, even if you had 10 or more years of credited service as of January 1, 2002.

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  An employee in a division or unit that has been designated by the company as nonparticipating.

  A leased employee.

  An employee of a temporary agency providing services to the company.

  An independent contractor or consultant or other individual who is not initially classified as an employee by the company.

  An individual working for the company under a contract or agreement that specifies that the individual is not eligible to participate in the plan.

Note: If a court, the Internal Revenue Service or any other enforcement authority or agency finds that an individual excluded from the definition of eligible employee included in this section should be treated as an eligible employee of a participating company, such individual is nonetheless expressly excluded from the definition of eligible employee and is expressly ineligible for benefits under the plan.

If you’ve been re-employed or you transfer to the plan
 If you’ve been re-employed by the company or you have transferred from a noncovered hourly position or another Verizon affiliate, you’re eligible for the plan on your first day of work as an eligible employee. See pages 39-41 for more information.

Special eligibility rules
 There are special eligibility rules that apply for employees of other companies.

Employees of Verizon Technologies Inc., Federal Network Systems LLC or BBNT Solutions LLC who participated in the plan prior to being employed by those affiliates are eligible for the plan through May 31, 2004. Thereafter, they are no longer eligible.

When active participation ends
 You are a plan participant as long as you have a vested benefit in the plan that has not been paid to you in full.

You stop earning benefits under the plan when your status as an eligible employee, and thus your active participation, ends. You are no longer an eligible employee on the earliest of the date you:

  Leave the company and all Verizon affiliates,

  Have a status change that makes you an ineligible employee,

  Die or
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  Become a participant in another Verizon affiliate’s pension or cash balance plan. If you transfer companies and are eligible to participate in another Verizon affiliate’s pension or cash balance plan, your participation in this plan will end as of the date of your transfer, and your participation in the new plan will begin immediately (or, if later, when you meet any service eligibility requirements for that plan). Depending on the Verizon affiliate and/or position to which you transfer, your pension benefit under the plan may transfer to your new plan. See pages 40 and following for more information.

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How your pension grows

Benefit formulas

As an eligible employee with at least 10 years of net credited service (see page 35) as of January 1, 2002, you accrue benefits under both the cash balance formula and the Highest Average Pay formula. In addition:

  If you’re a former Bell Atlantic employee eligible for a benefit under the modified former pension formula (MFPF), your benefit as of December 31, 2001 under that formula will also be calculated to determine which benefit of all formulas available to you provides the highest value. See “The modified former pension formula benefit” on page 48 for more information.

  If you’re a former GTE employee who had an accrued benefit under a management pension plan maintained by a former GTE company as of December 31, 2001, you will also accrue benefits under the alternative social security integration formula until May 31, 2004. See page 18 for more information.

When you retire or leave the company with a vested benefit, your benefit will be based on the formula that provides the highest value to you.

Note: If you are a represented employee of Verizon Connected Solutions Inc. and you are participating in the plan under your collective bargaining agreement, you are not eligible for benefits under the Highest Average Pay formula, even if you had 10 or more years of net credited service as of January 1, 2002.

How the cash balance formula works
 Under the cash balance formula, you have a cash balance account in the plan. Your cash balance account has a specific opening balance amount as of January 1, 2002. After that, pay credits and interest credits are added to your cash balance account at the end of every calendar month, as long as you are an eligible employee. Interest credits continue to be credited every month after you cease to be eligible until your benefit is paid to you. You make no contributions to the plan.

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Your opening account balance
 If you are an eligible employee on January 1, 2002, the amount of your opening account balance depends on which pension plan you participated in before January 1, 2002:

If you participated in…	Here’s your opening balance…
A former Bell Atlantic cash balance pension plan	Your balance in that cash balance plan as of the end of business on December 31, 2001 continued in the plan effective January 1, 2002
A former GTE management pension plan

Verizon created an opening account balance for you as of January 1, 2002 approximating what your account would have been if you had participated in the Verizon plan since your date of hire (or your adjusted service date, as appropriate)

The calculation started with your current pay (up to the annual limit of $200,000) and estimated historical pay, assuming past pay increases of 4% per year. Then pay credits and interest credits (assuming 6% interest per year) were determined using your estimated historical pay. The opening balance can never be less than the present value of your accrued benefit as of December 31, 2001 under the GTE formula payable to you at age 65

Because your opening balance is based on assumptions, it will differ from what your opening balance would have been if Verizon had done a “true” calculation based on your actual pay history and actual interest rates. For more information about how your opening balance was calculated and to view your account balance, log on to Your Benefits Resources Web site (see page 2)

If you’re hired on or after January 1, 2002, your opening account balance will be $0. If you are rehired on or after January 1, 2002, your opening account balance will also be $0, unless you have a cash balance account from prior participation in this plan or a former Bell Atlantic cash balance plan that has not been distributed to you.

Pay credits
Pay credits are added to your account on a monthly basis. Pay credits are a dollar amount determined as a percentage of your eligible earnings for the month based on your total points. Points used for determining pay credit percentages are the total of your age and net credited service (see page 35) counted in years, months and days, then rounded down to the nearest whole number of years. Your pay credit points are determined each January 1 and remain the same for the entire year. As your points increase in future years, the pay credit percentage you receive may increase, as shown in the chart below, until you reach the maximum pay credit percentage.

Age + service = points	Pay credit percentage
Fewer than 35 points	4%
35 to 49 points	5%
50 to 64 points	6%
65 or more points	7%

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Definition of “eligible earnings”
 In general, your eligible earnings include your base salary or wages, sales commissions and sales bonuses that are designated as benefits-eligible, short-term incentive pay (excluding senior managers’ short-term incentives for pay credits), differentials, premiums, single-sum merit payments, temporary increases in pay for temporary promotions, corporate profit sharing awards and any back pay awards.

For a full-time salaried employee, your base salary is your highest salary rate for the month. For a part-time employee, actual base compensation is used.

For any unpaid absence for which you earn pension accrual service (see page 35), you will be deemed to have eligible earnings equal to your monthly base pay rate in effect immediately before the absence. If you are paid on a commissions basis, this “deemed” rate will be increased by the monthly average of your commissions for the 12-month period immediately before your absence.

Any eligible earnings that are paid to you after you leave the company and all Verizon affiliates will also be taken into account when calculating your pay credits, as long as:

—	You were an active participant in the plan as of your termination date.
—	The payment is made on or after January 1, 2002.
—	The eligible earnings are paid either in the plan year in which you terminate employment or in the following plan year.
—	The payment is not attributable to your employment with Verizon Connected Solutions Inc. as an employee who is covered by a collective bargaining agreement.

Eligible earnings do not include overtime, employee performance awards or any other type of compensation that is not listed above. In addition, except as noted starting on page 12 for purposes of the Highest Average Pay formula, eligible earnings generally do not include pay for periods while you are not an eligible employee participating in the plan.

Federal law limits the amount of eligible earnings that may be taken into account in any year. This limit is adjusted for inflation and is $200,000 in 2002.

Example: determining pay credits
 Elena is a regular, salaried employee. On January 1 of the current year, she is 38 years and 6 months of age (38.5), with 12 years and 3 months of service (12.25) and 50 points (38.5 + 12.25= 50.75 rounded down to 50). As indicated in the pay credit percentage chart on page 8, with 50 points, Elena’s cash balance account receives pay credits equal to 6% of her monthly pay each month of the year. If Elena’s monthly pay is $5,000, $300 (6% x $5,000 = $300) would be credited to her cash balance account at the end of each month of the current year.

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Differences in pay credits for Verizon Connected Solutions Inc.
 If you are an employee of Verizon Connected Solutions Inc. who is covered by a collective bargaining agreement providing for participation in the plan, your pay credit percentages are slightly different from what is indicated on the chart on the previous page. Your pay credit percentages are determined from the following chart:

Age + service = points	Pay credit percentage
Fewer than 35 points	4%
35 to 49 points	4.5%
50 to 64 points	5%
65 or more points	5.5%

Interest credits
 Interest credits are added to your cash balance account on a monthly basis, before pay credits are added. The monthly interest credit is calculated by multiplying your account balance at the end of the applicable prior month by one-twelfth of the annual interest credit rate. The annual interest credit rate is the average annual yield on U.S. Treasury Securities with a constant maturity of one year, plus 1%. However, the annual interest credit rate under the plan may not exceed the rate under the Internal Revenue Code for determining the present value of pension benefits (the “IRC Rate”). The IRC Rate is currently the average annual yield on 30-year Treasury bonds.

The interest credit rate is adjusted quarterly, based on market rates for the second month of the prior quarter. Rates are published by the Federal Reserve. For example, in 2002, interest was credited for the months of January, February and March based on the November 2001 rate of 3.18%, as shown below:

Second month of prior quarter	1-year Treasury securities rate	1-year rate plus 1 percentage point	30-year Treasury bond rate	Rate applicable for interest credits
November 2001	2.18%	3.18%	5.12%	3.18%

The interest rate for the second quarter of 2002 will be based on the February rate; the interest rate for the third quarter will be based on the May rate; and the rate for the fourth quarter will be based on the August rate.

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Pay + interest credits
Example: how an account grows
 Assume that William has an account valued at $10,000 and has 61 points for determining pay credits. The following example shows how his account can grow with pay and interest credits if his annual base pay is $50,000 and he receives a 10% bonus in March each year.

Date	Interest credits[1]	Pay credits	Account balance
12/31/02			$10,000.00
1/31/03	$26.50	$250.00	$10,276.50
2/28/03	$27.23	$250.00	$10,553.73
3/31/03	$27.97	$550.00	$11,131.70
1 Assumes 3.18% annual interest credit rate ÷ 12 and rounded to five decimal places. This equals a monthly interest credit rate of .00265.

Unconverted annuity benefits
 You may have an unconverted annuity benefit under the plan if:

  You were rehired after the applicable cash balance conversion date for the former Bell Atlantic, NYNEX or GTE management pension plans and you had an accrued benefit under one of those plans that was not previously cashed-out (see page 40);

  The accrued benefit you earned under an hourly pension plan maintained by a Verizon affiliate has been transferred to the plan (see page 42); or

  The accrued benefit you earned under a traditional pension plan maintained by a portability company has been transferred to the plan (see page 45).

Your unconverted annuity benefit will not be converted to a cash balance account and will be expressed in the form of a single life annuity payable beginning on your normal retirement date (see page 22). If you have an unconverted annuity benefit, your plan benefit will equal the greatest of the combined value of your unconverted annuity and cash balance formula benefits, your Highest Average Pay formula benefit and, if applicable, your MFPF or social security integration formula benefit.

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Your unconverted annuity benefit will generally be adjusted for payment prior to your normal retirement date, according to the terms of the plan in which the unconverted annuity benefit was earned.

How the Highest Average Pay formula works
 The Highest Average Pay formula provides a benefit payable in the form of a single life annuity beginning on your normal retirement date (that is, the first day of the month following the month in which you reach normal retirement age – see page 22). The Highest Average Pay formula has two components.

1. Until January 1, 2008, here’s how the Highest Average Pay formula works:

1.35%
x
Your average annual compensation
x
All your years of pension accrual service (see page 35)

2.  Starting January 1, 2008, the Highest Average Pay formula will be modified to determine your benefit as follows:

The benefit you have earned up to January 1, 2008
+
1.35% x your annual eligible earnings in 2008
+
1.35% x your annual eligible earnings in 2009
+
1.35% x your annual eligible earnings in 2010

…and so on.

Determining Highest Average Pay formula benefits at earlier payment ages
 If you are vested, you can receive benefits from the plan at any time after you leave the company and all Verizon affiliates (see page 22). Regardless of when you take a distribution, the benefit payable to you under the cash balance formula is based on the value of your cash balance account at the time of distribution. However, since the Highest Average Pay formula determines a single life annuity benefit payable on your normal retirement date, the benefit amount must be adjusted if payment is to begin earlier than your normal retirement date.

This adjustment to the Highest Average Pay formula benefit generally reduces the benefit to take into account the longer period over which a benefit starting at an earlier date will be paid. Please note that if the benefit is adjusted, the adjustment applies for the entire period over which the benefit is paid.

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If you start payment at your normal retirement date. If you start payment of your pension on your normal retirement date, the single life annuity calculated for you under the Highest Average Pay formula is not reduced.

If you meet the Rule of 75. You meet the Rule of 75 if your age (in completed years and months) and your years and partial years of net credited service (see page 35) of at least 15 years total at least 75 points when you terminate employment with the company and all Verizon affiliates. If you meet the Rule of 75 and you are at least age 55 when your pension begins, the single life annuity calculated for you under the Highest Average Pay formula is not reduced. If you meet the Rule of 75 but begin your pension before age 55, the single life annuity benefit is reduced by 3% for each year your benefit begins before age 55 (that’s .25% per month), with a maximum reduction of 18%.

If you’re involuntarily separated for business reasons and you meet the Rule of 73.
You meet the Rule of 73 if your age (in completed years and months) and your years and partial years of net credited service of at least 15 years total at least 73 points when you terminate employment with the company and all Verizon affiliates. If you meet the Rule of 73, two types of pension reductions can apply:

—	If you begin your pension benefits before age 55 but after you “age in” to 75 points, your single life annuity benefit is reduced 3% per year (.25% per month) for each year you are under age 55, to a maximum of 18%, as described above for the Rule of 75.

To eliminate this reduction, you may wait until you reach age 55 to begin benefits.

—	If you begin pension benefits before you “age in” to 75 points, your pension is reduced:

	–	First, by applying the reduction described in the bullet above as if you had reached the age at which you would have “aged-in” to 75 points (freezing your service at termination); and

	–	Second, by applying an actuarial reduction of .6% per month for each month you begin your benefits before reaching 75 points. The maximum reduction for this purpose is 14.4%. (To eliminate this second reduction, you can wait to “age in” to the Rule of 75 before taking the pension benefit.)

If your pension is subject to this two-step reduction, your single life annuity benefit is multiplied by 100% minus the first reduction, and that reduced single life annuity benefit is then multiplied by 100% minus the second reduction. For example, if you would “age in” to 75 points at age 54 and you start your benefit while you are still two years from reaching 75 points, your single life annuity benefit is multiplied by 97% (100% - 3%) for the first reduction, and that reduced benefit is multiplied by 85.6% for the second reduction (100% - 14.4%) . Thus, your single life annuity benefit would be multiplied by 83.03%, meaning there is a 16.97% overall reduction.

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If you’re disabled. If you have at least 15 years of net credited service and you’re considered disabled under the plan, the single life annuity calculated for you under the Highest Average Pay formula is not reduced. You are considered disabled under the plan if you are eligible to receive disability benefits under Verizon’s Long-Term Disability Income Protection Plan (but not the former Bell Atlantic LTD plan), or would be eligible to receive disability benefits under the Verizon LTD Plan if you had been participating.

If you otherwise start payment before your normal retirement date. If you start your pension before your normal retirement date, you don’t meet the Rule of 75 or the Rule of 73 and you are not disabled, the single life annuity calculated for you under the Highest Average Pay formula will be actuarially reduced for each month you start your benefit prior to your normal retirement date. In this situation, the amount your pension is reduced is significantly greater than the amount a pension is reduced if you meet the Rule of 75. For more information on early payment of a vested pension when you don’t meet the Rule of 75, please call the Verizon Benefits Center.

Examples
The following examples provide more information about how the single life annuity calculated under the Highest Average Pay formula is adjusted when payment begins before your normal retirement date.

An example of a Highest Average Pay calculation
 Eduardo is eligible for a benefit under the Highest Average Pay formula and decides to retire January 1, 2011, when he will have 27 years of pension accrual service and net credited service. He will be age 57 at retirement, so he will meet the Rule of 75 (see page 13) and will qualify for an unreduced pension. For this example, let’s assume that as of January 1, 2008, Eduardo will have 24 years of pension accrual service, and the average of his highest five years of pay will be $65,000. His annual benefit earned to January 1, 2008 under the Highest Average Pay formula will therefore be:

1.35% x $65,000 x 24 = $21,060

Also, assume Eduardo’s pay is $68,000 in 2007, and it increases by 4% each year for 2008, 2009 and 2010, so that his pay in those years is $70,720, $73,549 and $76,491, respectively. His additional pension benefits for those years will be approximately:

2008: 1.35% x $70,720 =    $955
2009: 1.35% x $73,549 =    $993
2010: 1.35% x $76,491 = $1,033
Total added:                     $2,981

So Eduardo’s annual pension under the Highest Average Pay formula will be $21,060 + $2,981 = $24,041.

His monthly pension will be $24,041 / 12 = $2,003 in the form of a single life annuity payable beginning on January 1, 2011.

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Examples of the Rule of 75
 The following examples show how the Rule of 75 applies to various employees at termination:

Maria		Carl
Maria’s age:	50 years 3 months	Carl’s age:	48 years 8 months
Maria’s years of service:	26 years 5 months	Carl’s years of service:	26 years 11 months
Maria’s total points:	76 years 8 months	Carl’s total points:	75 years 7 months
Maria meets the Rule of 75 because her total points are at least 75, and she has 15 years of service		Carl meets the Rule of 75 because his total points are at least 75, and he has 15 years of service
John		Louise
John’s age:	55 years 7 months	Louise’s age:	62 years 9 months
John’s years of service:	19 years 4 months	Louise’s years of service:	12 years 5 months
John’s total points:	74 years 11 months	Louise’s total points:	75 years 2 months
John does not meet the Rule of 75 because his total points are not at least 75, even though he has more than 15 years of service		Louise does not meet the Rule of 75 because she does not have 15 or more years of service, even though she has 75 points

Examples of benefit reductions under the Rule of 75
Assume the following employees all have earned an annual single life annuity benefit of $30,000 under the Highest Average Pay formula when they retire, all have met the Rule of 75, but they retire and begin benefits at different ages. Here’s how the 3% benefit reductions will affect their pension:

Name	Age	Percentage reduction	Benefit amount
Alexandra	57 and 3 months	0%	$30,000
Brian	55 and 6 months	0%	$30,000
Charlie	54 and 1 month	2.75%	$29,175
Danielle	53 and 9 months	3.75%	$28,875
Evelyn	52 and 4 months	8%	$27,600
Fred	51 and 11 months	9.25%	$27,275
Gerry	50 and 2 months	14.5%	$25,650
Howard	49 and 10 months	15.5%	$25,350
Irene	48 and 5 months	18%	$24,600

Examples of benefit reductions when the Rule of 75 is not met
The chart below shows how benefits are reduced if an employee leaves the company with a vested benefit, doesn’t meet the Rule of 75 (or the Rule of 73 for involuntary separations), and starts benefits before the employee’s normal retirement date. Assume the annual Highest Average Pay single life annuity benefit for each person would be $30,000 at the normal retirement date.

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Name	Age when benefit begins	Percentage reduction	Benefit amount
Alexandra	60	33.3%	$20,010
Brian	55	58.3%	$12,510
Gerry	50	73.7%	$ 7,890
Mary	45	82.0%	$ 5,400
Steven	40	87.3%	$ 3,810
Vicky	35	91.0%	$ 2,700

Examples of the Rule of 73
The following examples show how the Rule of 73 applies at termination:

  If you’re age 48 and two months with 25 years and three months of service, you will meet the Rule of 73.

  If you’re age 56 and one month with 17 years and six months of service, you will meet the Rule of 73.

  If you’re age 46 and two months with 25 years and three months of service, you will not meet the Rule of 73 because your age plus service does not total at least 73.

  If you’re age 59 and nine months with 14 years and one month of service, you will not meet the Rule of 73 because you do not have 15 years of service, even though you have 73 points.

Example of benefit reductions under the Rule of 73
The following example shows reductions to the Highest Average Pay Formula single life annuity benefit if you’re involuntarily separated in 2002 for business reasons and meet the Rule of 73, but you start benefits before reaching age 55 and without aging into the Rule of 75. Assumptions:

  You’re age 50 with 23 years of service (so you have 73 points); at age 52, you’ll have 75 points,

  Your service is frozen on your termination date, but your age continues to increase points until you reach 75 and

  The average of your highest consecutive 60 months of pay is $60,000.

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Calculation of annual amount of single life annuity if you begin benefits at age 55 or later
A	Highest average pay x service x 1.35% $60,000 x 23 x 1.35% = $18,630

Calculation of annual amount of single life annuity if you begin benefits now
B	Number of complete months between projected age at 75 points and age 55 x .25% [55 - (50 + 2)] x 12 = 36 months 36 months x .25% = 9.0%

C	1 – B or 1-9.0% = 91.0%

D	Age 65 single life annuity x reduction factor for early retirement before age 55 $18,630 x 91%= $16,953

E	Number of complete months between benefit commencement date and 75 points x .6% (75 points - 73 points = 2 points) x 12 = 24 months 24 months x .6% = 14.4%

F	1 – E or 1-14.4% = 85.6%

G	Single life annuity reduced for benefit commencement before 75 points [D x F] = $14,512

Calculation of annual amount of single life annuity if you begin at age 52
H	Number of completed months between deferred age and 55 x .25% (55 - 52) x 12 = 36 months 36 months x .25% = 9%
I	1 - H or 1-9.0% = 91%
J	Age 55 and up single life annuity x reduction factor for early retirement before age 55 [A x I] = $16,953

If you’re eligible for the former Bell Atlantic modified former pension formula (MFPF)
You may be eligible for an MFPF benefit if you’re a former Bell Atlantic employee, you had at least 15 years of net credited service as of September 1, 1999 and you had a period of active participation in one of Verizon’s Bell Atlantic cash balance plans. If you’re eligible for the MFPF benefit, you will receive the greatest of your cash balance formula benefit, the Highest Average Pay benefit or an MFPF benefit generally frozen as of December 31, 2001. See “The modified former pension formula benefit” on page 48 for more information.

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If you’re eligible for the former GTE social security integration formula
If you’re a former GTE employee who had an accrued benefit under a management pension plan maintained by a former GTE company as of December 31, 2001, you will also accrue benefits under the alternative social security integration formula until May 31, 2004. This formula calculates a single life annuity payable on your normal retirement date as follows:

1.15% x your average annual compensation (see page 11) up to the social security integration level
+
1.45% x your average annual compensation over the social security integration level
x
your years of pension accrual service (see page 35) through May 31, 2004

However, for employees for whom the social security integration formula provides the highest benefit on May 31, 2004, the plan provides for benefit increases after May 31, 2004. The single life annuity calculated for you as of May 31, 2004 under the social security integration formula will be increased by adding to it a single life annuity benefit calculated under the Highest Average Pay formula based on your service as an eligible employee after May 31, 2004 only.

Social security integration level
This is the 35-year average of annual social security taxable wage bases for a worker reaching age 65 in the calendar year you terminate employment with the company and all Verizon affiliates, rounded to the next lower multiple of $100. The wage bases are the highest amounts the government uses each year to determine social security taxes. The social security integration level generally changes each year as the social security wage base increases. Once you retire or leave the company and all Verizon affiliates with a right to a pension benefit under the social security integration formula, future increases in the social security integration level will not affect your pension benefit calculated under this formula, whether or not payments have started.

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Determining social security integration formula benefits at earlier payment ages
The social security integration formula, like the Highest Average Pay formula, provides a single life annuity benefit payable beginning on your normal retirement date. The single life annuity benefit under the social security integration formula is adjusted for payment before normal retirement date in the same manner as the Highest Average Pay formula benefit is adjusted for early payment.

Reductions for benefits under other pension plans
Your plan benefit may be reduced to take into account benefits you have earned under other pension plans in certain situations. For example, your pension benefit under the plan will generally be reduced by pension benefits that you have earned:

  Under a pension plan of another Verizon affiliate for a period of service for which you also earned benefits under the plan;

  Under the plan, if those benefits were transferred to a pension plan maintained by another company as the result of a corporate divestiture prior to your being rehired by the company; or

  Under the plan of a portability company, if you received a lump-sum payment of those benefits and have agreed that your plan benefit will be reduced for those benefits as a condition for having prior service recognized under the portability rules (see page 45).

Effect of in-service payment
If you are a former GTE employee who has received an in-service payment of your pension from the plan or a former GTE management pension plan under the early payment program (see page 23), your benefit at your later termination of employment under the Highest Average Pay formula, the cash balance benefit formula or the former GTE social security integration formula will be calculated based only on the benefits you earn from your employment as an eligible employee after the December 31 with respect to which your early payment is determined.

Other special rules that may apply
If you were previously a participant in the GTE Sylvania Pension Plan for Salaried

Employees, the Contel System Pension Plan or the Contel Savings Plan, certain special rules may apply to you. Please contact the Verizon Benefits Center (see page 2) if you would like more information.

Which formula will be best for you?|
The Highest Average Pay formula keeps growing as you continue to work, using a different calculation method starting in 2008. In addition, you’ll continue to receive pay and interest credits under the cash balance formula. You may also be eligible to have benefits calculated under the former Bell Atlantic MFPF or the former GTE social security integration formula. When you leave the company and all Verizon affiliates, you will receive the benefit payable under the formula that provides the highest benefit to you.

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Generally speaking, the formula that will provide the highest benefit for you will depend on when you leave the company:

If you meet the Rule of 75 (see page 13) when you leave the company…	The Highest Average Pay formula (as modified) will likely provide the highest benefit for you
If you don’t meet the Rule of 75 when you leave the company…	The cash balance formula will likely provide the highest benefit for you

In every case, your benefits will be calculated under all the formulas available to you when you apply for retirement. You will see the results of the benefit calculations, and you will receive the highest benefit available to you.

Federal limits on benefit amounts
The Section 415 limits of the Internal Revenue Code govern the maximum amount that can be paid to a participant from qualified pension plans. If you are affected by these limits, you will be notified.

Keeping track of your pension
You can monitor your pension online through Your Benefits Resources Web site (see page 2 for the eWeb and Internet URLs) or by calling the Verizon Benefits Center’s interactive voice response (IVR) system or speaking with a Verizon Benefits Center representative (see page 2 for the telephone number). Because you can view your cash balance account, model your Highest Average Pay benefit online and request a printed statement at any time, you will not receive quarterly statements showing your pension value. Use the Web site or call the Verizon Benefits Center to use these resources:

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What you can do	Your Benefits Resources Web site	The Verizon Benefits Center IVR system	Verizon Benefits Center representatives
Learn your current cash balance formula balance	X	X	X
Model the value of your Highest Average Pay benefit	X	Only if it is highest available	X
Print or request a statement of your pension value	X	X	X
Learn the value of your MFPF or social security integration benefit	Only if it is more valuable than the cash balance formula	Only if it is the highest benefit available to you	X
Find out if you’re vested	X	X	X
Request a projection of your estimated pension benefit as a lump sum or an annuity	X	X	X
Request a distribution package when you’re ready to receive your pension benefit	X	Not available	X
Request a password (you’ll use the same password for all your transactions through the Verizon Benefits Center)	X	X	X
Request a beneficiary designation form	X	Not available	X
Estimate your future benefit	X	X	X

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How benefits are paid

Payment of your benefit

You’re eligible to receive the pension you earn under the plan if you are vested when you leave the company and all Verizon affiliates.

Vesting
You’re vested in your pension after you complete five years of vesting service (see page 35) or if you are employed by the company or a Verizon affiliate when you reach normal retirement age. If you are a former Bell Atlantic employee, you will generally reach normal retirement age at age 65. If you are a former GTE employee or a new employee, you will reach normal retirement age on the later of:

  Your 65th birthday or

  The earlier of the date you complete five years of vesting service or your fifth anniversary of plan participation.

Once vested, you own, or have a nonforfeitable right to, a pension based on the formula that provides the highest value to you. If you leave the company and all Verizon affiliates or die before you become vested, you will forfeit your entire pension benefit.

When pension payments can start
If you are vested, you may generally start your pension on a pension commencement date that is the first day of any month after you leave the company and all Verizon affiliates. However, if you continue to work after your normal retirement age and you have a vested pension benefit, payments will begin on January 1 of the year following the year you reach age 70-1/2, even if you are still working.

When you leave the company:

If the present value of the highest pension amount available to you under all formulas that apply is $3,500 or less, you will receive a lump-sum cashout as soon as possible after you leave. You may not elect a later pension commencement date.

If the present value of your pension is greater than $3,500, you will need to choose whether to:

—	Receive your pension immediately as a lump sum,

—	Begin receiving your pension immediately as a monthly annuity (any one of several types of annuities may be elected) or a combination annuity and lump-sum payment or

—	Defer payment of your pension to any later date, up to your normal retirement date.

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If you choose to defer payment, your benefit under the cash balance formula will continue to receive interest credits until you receive payment. The value of the single life annuity payable at your normal retirement date under the Highest Average Pay formula (or any other annuity formula) will not change, but your payout may vary depending on your age and service at termination, the date you begin benefits and the form of payment you select. Fluctuating interest rates also will change the amount of the annuity payable under the cash balance formula and the lump-sum value of your benefit under the Highest Average Pay formula (or any other annuity formula).

In-service payment option
If you are a former GTE employee who was eligible for a one-time in-service payment under the early payment program of a former GTE management pension plan, you may take an in-service payment under the plan if you have not previously done so. Please refer to the materials you were provided when the early payment program was originally introduced or call the Verizon Benefits Center for more information.

Requesting your pension payment
When you’re ready to receive your pension, go to Your Benefits Resources Web site or call the Verizon Benefits Center and speak with a representative to request a pension distribution package. This package contains an estimate of your benefit under all the formulas available to you and shows the end results of the calculations, including the one that will provide the highest value to you, as well as the forms you need to complete.

The package is valid for three months from the date you receive it. If you don’t return the forms in the package within three months, you must request a new package if you want to receive payment, and you will have to choose another pension commencement date.

Once the Verizon Benefits Center is notified of your termination date from payroll, payment will be made as soon as administratively possible after you request it – normally within 60 days. If you elect to receive payment as a lump sum and your cash balance amount is higher, interest on your cash balance lump-sum amount will be calculated through the end of the month prior to the actual payment date. If the Highest Average Pay formula (or any other annuity formula) is higher, your lump sum will be calculated as of your pension commencement date, and if the actual payment is made after your pension commencement date, you will receive interest from your pension commencement date. If you elect to receive an annuity, your payment will be retroactive to your pension commencement date. You will not receive interest on the annuity payment as long as you receive payment within three months of your pension commencement date.

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Forms of payment at a glance
The following forms of payment are available under all formulas provided through the plan:

Form of payment	Frequency of payment	Recipient	Payment amount details
Standard forms of payment If you are single Single life annuity	Monthly	You	Payable for your lifetime only
If you are married Joint and 50% surviving spouse annuity	Monthly	You and your surviving spouse	Payable for your lifetime and to your surviving spouse after your death; your spouse (if surviving) receives 50% of the monthly amount you were receiving
Optional forms of payment [1] Lump-sum payment	Once	You	Payment of your entire pension in a single sum
Single life annuity	Monthly	You	Payable for your lifetime only
Joint and 33-1/3%, 50%, 66-2/3% or 100% surviving beneficiary annuity	Monthly	You and your designated beneficiary	Payable for your lifetime and after your death; your beneficiary (if surviving) receives the percentage you elected of the monthly amount you were receiving
Pop-up joint and 50%, 75% or 100% survivor annuity	Monthly	You and your designated beneficiary	Payable for your lifetime and after your death, your beneficiary (if surviving) receives the percentage you elected of the monthly amount you were receiving; if you outlive your beneficiary, your benefit increases to the monthly amount provided under the single life annuity option if notice of your beneficiary’s death is timely (see page 26)
5- or 10-year period certain and life annuities	Monthly	You and your designated beneficiary	Payable for your lifetime and after your death if you die before receiving 5 or 10 years of payments, depending on which you elect, your beneficiary will receive any remaining payments for the 5- or 10-year period

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Form of payment	Frequency of payment	Recipient	Payment amount details
Combination annuity and lump-sum payment	Once for the lump-sum portion; monthly for the annuity portion	You and your designated beneficiary	Payable in a combination of any annuity option plus a lump-sum payment, with the lump-sum amount to be specified in increments of 10% but limited to 50% of the total value
1 If you are married when you start your pension benefit payment, you will need your spouse’s written, notarized consent to elect any form of payment other than the standard form (joint and 50% surviving spouse annuity) or a joint and 66-2/3% or 100% surviving spouse annuity.

Standard forms of payment
Federal law requires the plan to pay your pension benefit in the standard form of payment, unless you choose an optional form of payment. The standard forms are as follows:

  If you’re not married, a single life annuity. With a single life annuity, you receive monthly payments for your lifetime only. When you die, payments end.

  If you’re married, a joint and 50% surviving spouse annuity. With a joint and 50% surviving spouse annuity, you receive reduced monthly payments for your lifetime. If your spouse outlives you, he or she will receive monthly benefit payments, beginning with your death, for the rest of his or her lifetime equal to 50% of the amount you were receiving.

Optional forms of payment
The plan also offers several optional forms of payment. The different payment options provide equivalent pension benefit value. However, lump-sum amounts will vary based on fluctuations in interest rates and your age at payment. Annuity amounts will vary based on the option you select, interest rates and your age and your spouse’s or designated beneficiary’s age. If you’re married, your spouse must give written, notarized consent to any optional form of payment other than a joint and 66-2/3% or 100% surviving spouse annuity.

Alternately, you can request distribution of your pension benefits in more than one form – a lump sum and one of the annuity alternatives. Each of these alternative forms of distribution is described in greater detail below.

Lump-sum payment
With a lump-sum payment, you receive payment of your entire accrued benefit in a single payment. The amount payable to you in a lump-sum payment will equal the greatest of:

  The amount of your cash balance account as of your pension commencement date, plus any unconverted annuity benefit (see page 11) converted to a lump sum using the plan’s actuarial factors.

  Your Highest Average Pay formula benefit, converted to a lump sum using the plan’s actuarial factors.

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  Your benefit (if any) under the MFPF or former GTE social security integration formula, converted to a lump sum using the plan’s actuarial factors.

See page 29 for more information on the plan’s actuarial factors for converting single life annuity benefits to lump sums.

Annuity forms of payment
With an annuity payment, you receive monthly payments for your life and, depending on the form of payment you elect, your beneficiary may receive payments for a period of time after you die. The amount payable to you in an annuity form of payment will be based on the largest single life annuity payable to you under any applicable plan formula as of your pension commencement date. (For a description of the benefits payable in the form of a single life annuity from your unconverted annuity benefit or under the Highest Average Pay formula, the social security integration formula or the MFPF, see pages 11, 12, 18, and 48, respectively. See page 28 for details regarding the conversion of your cash balance account to a single life annuity benefit.)

Joint and 33-1/3%, 50%, 66-2/3% or 100% surviving beneficiary annuity
With a joint and surviving beneficiary annuity, you receive monthly payments for your lifetime that are less than the single life annuity payments you are otherwise entitled to receive. The amount of the reduction depends on whether you elect a 33-1/3%, 50%, 66-2/3% or 100% annuity for your beneficiary and the ages of you and your beneficiary. The higher the percentage you select, the more your annuity will be reduced – in order to provide a larger benefit for your beneficiary after your death. You choose an individual beneficiary to receive benefits after your death.

If your beneficiary is living when you die, he or she will receive monthly benefit payments for the rest of his or her lifetime equal to the percentage you elected based on the amount you were receiving. If your beneficiary dies before you, benefits end at your death.

Limits on survivor annuities
If you designate a beneficiary other than your spouse and you are more than 24 years older than your beneficiary, you may not elect a joint and 66-2/3% or joint and 100% survivor annuity.

If you designate a beneficiary other than your spouse and you are more than 10 years older than your beneficiary, you may not elect a joint and 100% survivor annuity.

Pop-up joint and 50%, 75% or 100% survivor annuity
With a pop-up joint and survivor annuity, you receive monthly payments for your lifetime that are less than the single life annuity payments you are otherwise entitled to receive. The amount of the reduction depends on whether you elect a 50%, 75% or 100% annuity for your beneficiary and the ages of you and your beneficiary. The higher the percentage you select, the more your annuity will be reduced – in order to provide a larger benefit for your beneficiary after your death.

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You may choose your spouse or another beneficiary. If your beneficiary outlives you, he or she will receive monthly benefit payments for the rest of his or her lifetime equal to 50%, 75% or 100% of the amount you were receiving.

If your beneficiary dies before you, your monthly payments will be restored (pop up) to the higher level of a single life annuity. Because this benefit is more valuable than the joint and 50% or 100% survivor annuities without the pop-up feature, your monthly annuity is lower up to your beneficiary’s death. The increase to a single life annuity amount will generally be effective in the month following your beneficiary’s death. However, if you notify the benefits administrator of your beneficiary’s death more than one year after death occurs, the increase will apply only to months after your notification is received.

Limits on pop-up annuities

If you designate a beneficiary other than your spouse and you are more than 19 years older than your beneficiary, you may not elect a pop-up joint and 75% or joint and 100% survivor annuity.

If you designate a beneficiary other than your spouse and you are more than 10 years older than your beneficiary, you may not elect a pop-up joint and 100% survivor annuity.

Period certain and life annuities

Five- or 10-year period certain and life annuities pay you a fixed monthly pension for your lifetime, and guarantee that if you die before you receive 5 or 10 years of payments (depending on which you elect), any remaining payments for the 5- or 10-year period will be made to your beneficiary.

The annuity amount is reduced because of the 5- or 10-year guarantee. This reduction stays in effect for as long as the annuity is paid – either to you or to your beneficiary.

Combination annuity and lump-sum payment

This option gives you the benefit of both types of payments. You take a portion of your accrued benefit as a lump-sum payment and receive the remainder in any of the standard or optional annuity payment forms. You may choose any of the distribution combinations of lump sum and annuity shown in the chart below:

Percentage of account paid as:
Lump-sum payment	Monthly annuity
10%	90%
20%	80%
30%	70%
40%	60%
50%	50%

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Both the lump-sum portion and the annuity portion of the accrued benefit must have the same pension commencement date. See page 25 for more on receiving a lump-sum payment. Be sure to read “How taxes affect your pension” on page 30 and talk to your tax advisor to find out the implications of lump-sum payments.

Other forms of payment, as provided for in prior plans, may be available for any portion of your benefit that has been transferred from a pension plan of another Verizon affiliate, an acquired company or an interchange company. Call the Verizon Benefits Center for more information if you believe you were in one of these plans.

Estimating the amount of your annuity
For the cash balance formula, your online statement shows your benefit as a lump sum as it grows over the years. You can also use the Web site to find out what that converts to as a monthly annuity payment, or you can call the Verizon Benefits Center and use the IVR or speak with a representative for a projection of your account.

The annuity amount payable based on your cash balance account can vary up or down based on your age and the interest rates in effect when you start to receive payments. Once you begin receiving your annuity, subsequent changes to the quarterly interest rate do not affect the amount of your monthly payment.

Your pension benefit under the Highest Average Pay formula is shown as a single life annuity, but you can also model other forms of payment online.

How your cash balance account is converted to an annuity
Your cash balance account is first converted to a single life annuity based on your age as of your pension commencement date, your assumed life expectancy and an interest rate equal to the rate used under the Internal Revenue Code to determine the present value of pension benefits (the “IRC Rate”). The IRC Rate is currently the average annual yield on 30-year Treasury bonds. For plan purposes, the IRC Rate used is the rate for the second month before the calendar quarter in which your pension commencement date occurs (or, if your pension commencement date is the first day of a calendar quarter, the rate for the second month before the prior quarter is used). This interest rate is updated quarterly in the same way the interest credit rate is updated.

The amount of a single life annuity will vary based on your age. The younger you are, the smaller your monthly payment will be because the value of your cash balance account is spread out over your longer life expectancy. The amount will also vary based on the interest rate in effect when you choose to begin your payments. A higher interest rate means a larger monthly payment for you. A lower interest rate means a relatively smaller monthly payment.

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Example: single life annuity
Bill and Maria each have a cash balance formula benefit of $200,000, and both plan to retire. Bill is age 58, and Maria is age 52. The following chart shows how their monthly single life annuity amounts vary based on age and the interest rate.

Participant		Monthly payment if interest rate is:
	Age	5%	6%	7%
Bill	58	$1,226.68	$1,349.04	$1,474.13
Maria	52	$1,107.84	$1,233.10	$1,361.46

Example: joint and 50% surviving spouse annuity
Albert and Edith are both age 60, and both have account balances that provide a $2,500 monthly single life annuity. However, their spouses aren’t the same age. The following chart shows the values of the joint and 50% surviving spouse annuity, based on the different ages of their spouses. These conversion factors are based on the plan’s actuarial tables and do not change with the quarterly interest rate changes. The same conversion factor tables are used for all beneficiaries.

Other beneficiaries (see “Naming a beneficiary for your preretirement death benefit” on page 34) are eligible.

Participant	Ages			Conversion factor	Monthly amount payable to:
	Participant	Spouse	Single life annuity	Joint and 50% surviving spouse annuity	Participant	Spouse (after participant’s death)
Edith	60	65	$2,500.00	.9620	$2,405.00	$1,202.50
Albert	60	49	$2,500.00	.9280	$2,320.00	$1,160.00

Calculating a lump-sum benefit from the Highest Average Pay formula (or other annuity formula)
Under the Highest Average Pay formula, your benefit is calculated as a single life annuity. The lump-sum value is calculated by multiplying the single life annuity benefit payable beginning on your pension commencement date by an actuarial factor. Lump-sum actuarial factors are determined based on a combination of interest rates and mortality assumptions. The Highest Average Pay formula lump sum is calculated using whichever of the following factors results in the largest lump sum:

  120% of the Pension Benefit Guaranty Corporation (PBGC) interest rate, when the resulting lump sum is over $25,000, or 100% of the PBGC interest rate if the lump sum is $25,000 or less, using the Plan Mortality Table. The PBGC interest rate is determined 90 days prior to the pension commencement date. These PBGC rates change monthly.
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  10-year Treasury bond rate. The 10-year Treasury bond rate is determined by using a six-month average as reported for the six-month averaging period beginning 12 months before the pension commencement date. The factors for the 10-year Treasury bond rate also use the Plan Mortality Table. The 10-year Treasury bond rate changes monthly.

  30-year Treasury bond rate (or current IRC Rate (see page 10)) using the GATT Mortality Table. For this factor, the IRC rate is determined five months prior to the pension commencement date. This IRC rate changes monthly.

  30-year Treasury bond rate (or current IRC Rate) using the GATT Mortality Table. For this factor, the IRC Rate is determined two months before the calendar quarter in which the pension commencement date occurs. (However, if the pension commencement date is the first day of a calendar quarter, the interest rate that would apply for the prior quarter is used.) This is the Verizon pension plan official GATT rate and determines the minimum lump sum that may be paid under applicable law. This GATT rate changes quarterly.

If applicable, your single life annuity benefit under the MFPF, the social security integration formula or your unconverted annuity benefit transferred from another pension plan are also converted to a lump sum using the factors indicated above.

Converting a single life annuity to another form of annuity payment
To convert a single life annuity to another annuity form (such as the joint and 50% surviving spouse annuity), the single life annuity amount is multiplied by a conversion factor based on your age and the age of your spouse at the end of the calendar year in which your payments begin. This adjustment will reduce your monthly payment because the value of your benefit is spread out over the life expectancies of both you and your spouse. Conversion factors are based on the plan’s actuarial tables and do not change with the quarterly interest rate changes. The same conversion factor tables are used for all beneficiaries.

How taxes affect your pension
You don’t pay federal income taxes on pay credits or interest credits added to your cash balance account. You also don’t pay taxes on your Highest Average Pay formula benefit (or any other annuity formula benefit) as it grows over the years. When your pension is distributed, you will be required to pay taxes on it at the tax rate in effect at the time –unless you take a lump-sum payment and roll it over (see “Direct rollovers” on page 31).

Your pension payments will be taxed when you receive them. Tax rules for a lump-sum payout in particular can be complicated, and you are advised to discuss your options with a tax advisor before you decide to receive a payout. Tax laws regarding company-sponsored plans have changed significantly in the past few years and may very well change again. Make your distribution decision based on the most current tax information.

Ten percent penalty tax
The Internal Revenue Service assesses a 10% penalty tax on any payment you receive from the plan before you are age 59-1/2. This tax is in addition to ordinary income taxes on the money.

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The penalty tax generally does not apply in the following situations:

  You leave the company and all Verizon affiliates in the year you turn age 55 or later,

  You are disabled or die before receiving payment,

  The payment is used to pay tax-deductible medical expenses over 7.5% of your adjusted gross income,

  The payment is required by a QDRO or

  You receive all or a portion of your pension as an annuity (the monthly payments are not subject to the 10% penalty tax).

You can defer ordinary income tax and avoid the 10% penalty tax if you take a lump-sum distribution and roll over your pension (see “Direct rollovers” below).

Direct rollovers
If you take a full or partial lump-sum distribution, the plan is generally required to withhold 20% of your distribution. You can avoid this withholding if you make a direct rollover of the lump-sum payment to the Verizon Savings Plan for Management Employees, a traditional individual retirement account (IRA) or an eligible employer plan. To make a direct rollover, you must provide the Verizon Benefits Center with specific information about the receiving plan or the individual retirement account (IRA) before a payment can be made.

Note: You may roll over your pension lump-sum benefit into the Verizon Savings Plan for Management Employees as long as the rollover is completed before the first anniversary of your termination or retirement date. After that, the savings plan cannot accept rollovers from the pension plan.

Participant rollovers
This section provides important information about the disadvantages of electing a participant distribution followed by a rollover instead of a direct rollover. If you elect to receive your lump-sum benefit directly, and then roll all or part of the payment into an eligible employer plan or a traditional IRA, this is a participant rollover.

To avoid taxes penalties, you must generally make a participant rollover within 60 days of receipt of the payment. Also, if you elect this option instead of the direct rollover option, the plan must still withhold 20% for federal income taxes – despite the fact that you’ll owe no immediate taxes on the amount rolled over.

To continue postponing all taxes when you elect a participant rollover, you must roll over the entire lump-sum distribution, including the 20% the company had to withhold for taxes. You must make up this 20% shortfall with your own money. Otherwise, you will be rolling over only 80% of your distribution, and taxes will become due on the remaining 20%.

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Annuity or installment payments for 10 or more years
Unless you elect no withholding, taxes will be withheld from your distribution if you receive:

  Monthly annuity payments or

  Distributions after age 70-1/2 while you are working.

The withholding rate is determined based on the withholding election the company has on file for you. If the company does not have withholding information for you, the taxes will be based on the rate for married individuals with three exemptions.

If you elect not to have withholding apply, or even if taxes are withheld, you may still owe taxes on the payments. You are responsible for payment of any taxes associated with payments from the plan.

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If you die before your pension commencement date

If you’re vested and you die before your pension commencement date, your beneficiary (see page 34) will receive a death benefit. The amount of the death benefit will be based on the greater of the following:

  The combined value of your cash balance account and any unconverted annuity benefit transferred from another plan or

  The value of the 50% survivor benefit determined based on the Highest Average Pay formula benefit as if you had terminated employment on the date of your death (or actual termination, if earlier), survived and elected payment in the form of a qualified joint and 50% surviving spouse annuity beginning on the beneficiary’s pension commencement date and died on the same day. If you die while employed by a Verizon affiliate, no reduction will be applied for payment of the benefit to a spouse or beneficiary prior to your normal retirement date.

Note: If you are eligible for a greater benefit under either the MFPF or the social security integration formula, the 50% survivor benefit will be based on the benefit from that formula instead of the Highest Average Pay formula benefit. Factors for converting the cash balance account to an annuity and for converting single life annuities to lump sums are the same as those applied to determine benefits payable to participants.

If your beneficiary is an individual, the beneficiary’s actual age will be used to determine the amount of the death benefit. If there is more than one beneficiary, the age of the oldest beneficiary will be used. If the beneficiary is not an individual, the beneficiary will be assumed to be the same age as the participant.

Form and timing of payment for preretirement death benefit
If your death benefit has a lump-sum value of $3,500 or less, it will be paid as an immediate lump sum to your beneficiary or beneficiaries. If your death benefit has a lump-sum value of more than $3,500, it will be paid as follows:

  If your beneficiary is your spouse, he or she may elect to receive payment immediately after your death or defer payment until a later date. Payment may not be deferred, however, later than your normal retirement date (see page 22). Your spouse can receive this benefit as a lump sum or a single life annuity.

  If you elect a non-spouse beneficiary, he or she will receive an immediate benefit as a lump sum or a single life annuity. Payment cannot be deferred. If the non-spouse beneficiary makes no election, payment will be made in a lump sum.
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  If you elect multiple beneficiaries – or your beneficiary is your estate or trust – the benefit will be paid as an immediate lump-sum payment. If you elect multiple beneficiaries, the benefit will be divided in equal portions among your beneficiaries.

Payment of the death benefit will begin as soon as administratively possible after all necessary forms have been received. Your spouse or beneficiary should call the Verizon Benefits Center to speak with a representative who will send the forms.

Naming a beneficiary for your preretirement death benefit
Your beneficiary receives a death benefit from the plan if you die before your pension commencement date. You may name multiple beneficiaries under the plan. However, there are rules about naming a beneficiary:

If you’re not married, you may name anyone as your beneficiary. However, if you name a minor as your beneficiary, a guardian or an administrator must be appointed for the child before payment is made. If you don’t name a beneficiary, or if your beneficiary is not living at the time of your death, any death benefit will be paid to your estate. If you get married, your spouse automatically replaces any previously named beneficiary.

If you’re married, your spouse must be your beneficiary for any death benefit, unless:

—	Your spouse gives written, notarized irrevocable consent to another beneficiary on a beneficiary designation form (see “Changing your beneficiary” below for information on how to get a beneficiary designation form),

—	Your spouse cannot be located to give consent and the plan administrator approves waiving spousal consent,

—	An alternate payee is named as the spouse under a qualified domestic relations order (QDRO) or

—	You have a court order showing that you have been abandoned or legally separated.

If you name a beneficiary other than your spouse (with spousal consent) before you reach age 35, your election will become invalid on January 1 of the year you reach age 35. Unless you complete a new beneficiary designation form (with spousal consent) at that time, your spouse will become your beneficiary. Any designation of your spouse as a beneficiary made before your pension commencement date will automatically become invalid upon your divorce (except as provided in a QDRO).

Changing your beneficiary
You may change your beneficiary at any time. However, if you’re married and change to a beneficiary other than your spouse, your spouse must give consent, as described above. Request a form online through Your Benefits Resources Web site or call the Verizon Benefits Center and follow the IVR system directions to request a beneficiary form.

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How service is counted

Details about service

This section describes current service rules. Rules in effect for prior periods may affect how your service is counted for those prior periods. Your service may also be affected by your disability (see page 38), your transfer between Verizon affiliates (see page 42), the mandatory portability rules (see page 45) or a break in service (see page 39).

Types of service
For the purposes of the plan, there are three types of service: vesting service, net credited service and pension accrual service. All types of service are counted in years, months and days. If you’re a former GTE employee and you cash out your banked vacation, that vacation time will not be counted for any of the three types of service.

Type of service	How it’s used
Vesting service	Determines whether you are eligible for (vested in) your benefit under the plan
Net credited service
  Determines your points used to calculate pay credits under the cash balance formula
  Determines your points for the Rule of 75 or the Rule of 73
  Determines whether you have sufficient service to qualify for an unreduced disability pension
  Determines your eligibility to participate in and receive benefits from many other Verizon benefit plans

Pension accrual service	Used to calculate the Highest Average Pay formula benefit and the social security integration formula benefit for eligible participants

Vesting service
Your vesting service is equal to the sum of the vesting service you had earned under a former GTE or former Bell Atlantic pension plan as of December 31, 2001, plus the vesting service you earn under new service crediting rules effective in 2002. Under the new rules, you start earning vesting service on the later of January 1, 2002 or your date of hire, and service accumulates in years, months and days continuously throughout your employment with the company and other Verizon affiliates, whether as a salaried or hourly employee.

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Vesting service credit continues if you have a job change from one Verizon affiliate to another. Vesting service credit ends on your separation from service date. You have a separation from service date when the earlier of the following dates occurs:

  You leave the company and all Verizon affiliates for any reason.

  You are absent on leave for one continuous year, unless a longer period applies for your leave of absence according to company policy. (You will not be treated as absent for any period that you are receiving short-term disability benefits from the company.)

Note that your years of vesting service can be affected by a leave of absence of more than one year, a break in service (see page 39) or a job change from a Verizon affiliate to a Verizon company where Verizon has less than 80% ownership. You may also continue to earn vesting service during a disability that continues after your short-term disability benefits end (see page 38).

Transition rule: Former GTE employees who have at least two years of vesting service on January 1, 2002 will have vesting service determined through December 31, 2004, based on the hours of service rules in effect prior to 2002, if that will provide the employee with more years of vesting service. Under the hours of service rules, 45 hours of service are credited for each week in which the employee is paid for one hour. A year of vesting service is credited if the employee is credited with at least 1,000 hours during a calendar year, but an employee cannot earn more than one year of vesting service during a calendar year.

Net credited service (NCS)
You earn NCS in the same way you earn vesting service starting in 2002. The NCS you earn in 2002 and later years is added to your NCS as of January 1, 2002. You are credited with NCS as of January 1, 2002 equal to your accredited service under the former GTE management pension plan or your net credited service under the former Bell Atlantic management pension plan as of December 31, 2001, as appropriate.

Transition rule: Former GTE employees will have NCS determined for the period January 1, 2002 through May 31, 2004, based on the hours of service rules in effect prior to 2002, if that will provide the employee with more years and partial years of NCS for that period. Under the hours of service rules, 45 hours of service are credited for each week in which the employee is paid for one hour. A year of NCS is credited if the employee is credited with at least 2,080 hours during a calendar year. A partial year of NCS, for a calendar year in which less than 2,080 hours is completed, is determined by dividing the hours of service completed during the year by 2,080.

Pension accrual service
If you are a former GTE employee, your pension accrual service is the sum of your “accredited service” under any former GTE management pension plan as of December 31, 2001, plus your service as an eligible employee under the new service crediting rules effective in 2002.

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If you are a former Bell Atlantic employee, your pension accrual service starts with your prior “net credited service” under any former Bell Atlantic cash balance plan as of December 31, 2001, adjusted to exclude prior service with a company that did not participate in a company pension plan and, if you are a participant in the Verizon Enterprises Management Pension Plan, to exclude your service as an hourly employee of a former Bell Atlantic company for which benefits remain in a Verizon hourly pension plan. Your service as an eligible employee under the new service crediting rules effective in 2002 is added to your prior service.

Under the new rules, you earn pension accrual service from the later of January 1, 2002 or the first date you are an eligible employee, and service accumulates in years, months and days continuously throughout your employment with the company as an eligible employee. Pension accrual service credit ends on your separation from service date or the date you are no longer an eligible employee, if earlier.

Note that your years of pension accrual service may be affected by a leave of absence of more than one year, a break in service (see page 39) or a transfer to a position in which you are not an eligible employee (see page 42). You may also continue to earn pension accrual service during a disability that continues after your short-term disability benefits end (see page 38).

Transition rule: For a former GTE employee, pension accrual service determined for the period January 1, 2002 through May 31, 2004 will be based on the hours of service rules in effect prior to 2002, if that will provide the employee with more years and partial years of pension accrual service for that period. In this case, the hours of service rules are the same as those indicated above for NCS.

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If you become disabled

If you suffer a long-term disability, you may continue to earn benefits under the plan or receive an unreduced pension:

  Continued service. If you have enrolled in and met the disability requirements of Verizon’s Long-Term Disability Income Protection Plan (the Verizon LTD Plan), you will continue to earn vesting service, net credited service and pension accrual service during the period you are receiving benefits from the Verizon LTD Plan and before you start your pension. (You are not eligible for continued service crediting if your LTD benefits are provided by the former Bell Atlantic LTD Plan.)

  Deemed earnings. While you are credited with service, you also will be deemed to have eligible earnings equal to your monthly base pay rate in effect immediately before the onset of your disability. If you are paid on a commissions basis, this “deemed” rate will be increased by the monthly average of your commissions for the 12-month period immediately before your disability began. The eligible earnings that you are deemed to receive during your disability will be the basis for pay credits to your cash balance account and will be used to calculate your average annual compensation for purposes of the Highest Average Pay formula (and the former GTE social security integration formula, if applicable).

  Unreduced pension. If you have at least 15 years of net credited service and you’re considered disabled under the plan, the single life annuity benefit calculated for you under the Highest Average Pay formula (or the former GTE social security integration formula, if applicable) is not reduced for payment before your normal retirement date. You are considered disabled under the plan if you are eligible to receive disability benefits under the Verizon LTD Plan (but not the former Bell Atlantic LTD Plan), or would be eligible to receive disability benefits under the Verizon LTD Plan if you had been participating.
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If you are rehired after a break in service

This section describes the benefits provided by the plan to participants who have a break in service and who are rehired as an employee of a Verizon affiliate on or after January 1, 2002. If you were rehired prior to January 1, 2002 after a break in service, different rules may apply. Please contact the Verizon Benefits Center (see page 2) if you would like more information on how an earlier break in service affected your benefit.

The following apply if you were previously employed by Verizon (including former Bell Atlantic, NYNEX and GTE companies) and are rehired as an employee of a Verizon affiliate in 2002 or later.

Participation in the plan. If you are rehired as an eligible employee, you’re eligible to participate in the plan on your first day of work as an eligible employee.

Vesting and net credited service. Your prior service with Bell Atlantic, NYNEX or GTE companies (if owned 80% or more) will be recognized as vesting and net credited service when you are rehired.

—	If your break in service was 12 months or less, all your prior vesting service and net credited service will be restored immediately, and you will be credited with vesting service and net credited service for the period of the absence.

—	If your break in service was greater than 12 months, all your prior vesting and net credited service will be restored, but you will not be credited with service for the period of the absence.

Pension accrual service. If, during your prior employment, you were an active participant in one of the former GTE management pension plans, one of Verizon’s Bell Atlantic cash balance plans, one of the former Bell Atlantic’s pre-cash balance traditional pension plans or the NYNEX management pension plan, your prior service will be recognized as pension accrual service when you are rehired. However, you will not be credited with pension accrual service for your period of absence, nor will you be credited with pension accrual service during any period you are re-employed as other than an eligible employee. In addition, you will not be credited with “deemed” service that was credited to you under a pension enhancement program when you first retired.

If, during your prior employment, you were an active participant in a former GTE, former Bell Atlantic or former NYNEX pension plan for hourly employees, call the Verizon Benefits Center for more information.

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If you had an accrued benefit but did not receive payments
The following explains what happened to your accrued pension benefit during your break in service if your benefit was not paid to you prior to your return:

  Interest credits continued on your existing cash balance account, if any, during your break in service. Pay credits will begin again on the date you are rehired as an eligible employee.

  Your Highest Average Pay formula benefit, if any, will remain the same as it was on the day you left and will begin to grow again on the date you are rehired as an eligible employee.

  If you are a former GTE employee and your break began before January 1, 2002, your benefit under the former GTE management pension plan will remain the same as it was on the day you left and will be held for you as an unconverted annuity benefit (see page 11).

  If you are a former Bell Atlantic employee and your break began before the relevant cash balance conversion date (December 31, 1995 for Bell Atlantic and December 31, 1997 for NYNEX), your benefit under the former Bell Atlantic or NYNEX management pension plan will remain the same as it was on the day you left and will be held as an unconverted annuity benefit (see page 11), provided that you were vested when you left or, if you were not vested, that your break in service did not exceed five years.

If you return to work after receiving payments
If you are rehired as an employee of a Verizon affiliate on or after January 1, 2002 and you have previously received a pension payment or payments from one of the former GTE management pension plans, one of Verizon’s Bell Atlantic cash balance plans, one of the former Bell Atlantic’s pre-cash balance traditional pension plans or the NYNEX management pension plan:

  If you return to work after age 65, but before age 70-1/2, any monthly pension payments you are receiving from the plan will be suspended each month during which you complete 40 or more hours of service or work at least eight or more days or separate work shifts.
  Monthly benefit payments will resume when you terminate employment with the company   and all Verizon affiliates, you work less than 40 hours or eight or more days or work shifts in a month, or you reach age 70-1/2.

  If you return to work before age 65, your monthly pension payments will be suspended for any month before age 65 during which you are employed. Monthly benefit payments will resume when you terminate employment with the company and all Verizon affiliates.
  If you continue to work past age 65, benefits will be suspended (and resumed) based on the   rules described above for return to work after 65.
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If you are receiving monthly social security supplement payments, those payments will stop when you are rehired. When you terminate employment with the company and all Verizon affiliates, your social security supplement payments will resume if you are then still under the age of 62. There will be no increase in these payments and no extension of the supplement period following the suspension.

On your second termination date, your benefits will be calculated as follows:

—	If you previously received your entire benefit as a lump-sum payment:

	–	And you were not rehired as an eligible employee, you will receive no additional benefits from the plan.
	–	And you were rehired as an eligible employee, your benefit will be based on the greater of your cash balance formula benefit earned since your rehire date or the benefit calculated under the Highest Average Pay formula reduced to reflect the prior lump sum. If your prior lump sum was based on your prior cash balance account, your Highest Average Pay formula benefit will be reduced by the single life annuity value of your prior cash balance account increased by interest credits since the prior distribution. If your prior lump sum was based on an annuity-based formula, your Highest Average Pay formula benefit will be reduced by the amount of the single life annuity on which your prior lump sum was based.

—	If you were previously receiving your entire benefit as an annuity:

	–	And you were not rehired as an eligible employee, your benefit as of your second commencement date, if not transferred to another pension plan maintained by a Verizon affiliate, will be based on the benefit you had accrued under the plan before you were rehired, with no reduction for prior payments.
	–	And you were rehired as an eligible employee, your benefit will be based on the greater of your cash balance formula benefit or your Highest Average Pay formula benefit, determined as of your second pension commencement date, taking into account both pre-and post-break service and compensation, both pre- and post-break pay credits and interest credits since your cash balance account was established, and any unconverted annuity benefit, with no reduction for prior payments.

When pension payments resume, you will be asked to make a new form of payment election (see page 23) for your entire benefit, including any amounts earned before and after you returned to work (if not previously cashed-out). If your marital status changes, your marital status when payments resume will determine who (if anyone) will be treated as your spouse. Your old annuity form of payment election becomes invalid on the date your benefit is suspended due to your rehire.

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If you transfer to or from eligible employment

This section describes the benefits provided by the plan to an employee who, on or after January 1, 2002, becomes an eligible employee following non-eligible employment with a Verizon affiliate or who ceases to be an eligible employee by reason of a transfer to non-eligible employment with a Verizon affiliate. If your transfer occurred before January 1, 2002, different rules may have applied.

If you were a former hourly employee in an hourly pension plan and you become an eligible employee under the Verizon Management Pension Plan
If you were previously an hourly employee participating in the Verizon Pension Plan for Mid-Atlantic Associates, the Verizon Pension Plan for New York and New England Associates or in one of the GTE hourly pension plans – and you were promoted on or after January 1, 2002 from that position as an hourly employee to a position as an eligible employee in the Verizon Management Pension Plan – the pension benefit you earned as an hourly employee will be transferred to the plan.

If you’re a former Bell Atlantic or NYNEX employee. Your transferred hourly plan benefit will be held in the plan as an unconverted annuity benefit (see page 11). Your plan benefit will be based on the greatest of the following benefits:

—	Your unconverted annuity benefit transferred from the hourly pension plan, adjusted for increases in the pension band used to determine your benefit at your promotion, plus the benefit derived from your cash balance account,

—	Your unconverted annuity benefit transferred from the hourly pension plan, adjusted for increases in the pension band used to determine your benefit at promotion, plus a benefit calculated under the Highest Average Pay formula based only on your service as an eligible employee after your promotion or

—	Your Highest Average Pay formula benefit, calculated using both your pension accrual service under the hourly plan from which your benefit was transferred and the pension accrual service you earn under the plan for your employment as an eligible employee.(If you have not accepted a permanent promotion, this calculation does not apply to you.)

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If you’re a former GTE employee. Your transferred hourly plan benefit will be held in the plan as an unconverted annuity benefit (see page 11). Your plan benefit will be based on the greatest of the following benefits:

—	Your unconverted annuity benefit transferred from the hourly pension plan, plus the benefit derived from your cash balance account,

—	Your unconverted annuity benefit transferred from the hourly pension plan, plus a benefit calculated under the Highest Average Pay formula based only on your service as an eligible employee after your promotion or

—	Your Highest Average Pay formula benefit, calculated using both your pension accrual service under the hourly plan from which your benefit was transferred and the pension accrual service you earn under the plan for your employment as an eligible employee.

If you were a former hourly employee in an hourly pension plan and you become an eligible employee in the Verizon Enterprises Management Pension Plan
If you were previously an hourly employee participating in either the Verizon Pension Plan for Mid-Atlantic Associates or the Verizon Pension Plan for New York and New England Associates – and you were promoted on or after January 1, 2002 from that position as an hourly employee to a position as an eligible employee in the Verizon Enterprises Management Pension Plan – the pension benefit you earned as an hourly employee remained in the hourly plan. If you were previously an hourly employee participating in one of the GTE hourly pension plans – and you were promoted on or after January 1, 2002 from that position as an hourly employee to a position as an eligible employee in the Verizon Enterprises Management Pension Plan – the pension benefit you earned under the hourly plan has been transferred to the plan.

  If you’re a former Bell Atlantic or NYNEX employee. The benefit you earned under the hourly plan will remain in and will be paid from the hourly plan when you terminate employment with the company and all Verizon affiliates. Your plan benefit will be based on the greater of the benefits calculated for you under the cash balance benefit formula or the Highest Average Pay formula based on your service as an eligible employee only.
  If you’re a former GTE employee. Your benefits will be calculated in the same manner as the Verizon Management Pension Plan, as described immediately above.

If you were previously a participant in another cash balance plan
If you have transferred from a position as an eligible employee in the Verizon Management Pension Plan to a position as an eligible employee in the Verizon Enterprises Management Pension Plan or vice versa, your entire benefit will be transferred to and is payable from the plan in which you are currently an eligible employee.

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If you’ve transferred to a position as an hourly employee
If you transfer on or after January 1, 2002 from a position as an eligible employee to a position as an hourly employee in which you are eligible to participate in the Verizon Pension Plan for Mid-Atlantic Associates, the Verizon Pension Plan for New York and New England Associates or one of the GTE hourly pension plans:

  Your plan benefit will remain in the plan and will be paid from the plan when you leave the company and all affiliates.

  Your cash balance account will continue to be increased with interest credits until your plan benefit is paid to you.

  If you are a former GTE employee, your Highest Average Pay formula benefit will increase based on the compensation and service you earn as an hourly employee up to May 31, 2004 (but not after). Your Highest Average Pay formula benefit will be offset by any benefit you earn under the hourly pension plan for the period you accrue service as an hourly employee.

  You will earn pension benefits for your hourly employment in the amount provided in the applicable hourly plan, if any.

If you’ve transferred to a position as a salaried employee with no pension plan
If you transfer on or after January 1, 2002 from a position as an eligible employee to a position as a salaried employee of a Verizon affiliate that does not maintain a pension plan:

  Your plan benefit will remain in the plan and will be paid from the plan when you leave the company and all affiliates.

  Your cash balance account will continue to be increased with interest credits until your plan benefit is paid to you.

  If you are a former GTE employee, your Highest Average Pay formula benefit will increase based on the compensation and service you earn as an hourly employee up to May 31, 2004 (but not after).
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Bell System portability

Following the reorganization of AT&T and its subsidiaries on January 1, 1984, the former Bell Atlantic and former NYNEX made an agreement with certain companies. This agreement, termed the Mandatory Portability Agreement (MPA), signed into law in 1984, provides for mutual recognition of service and the interchange of certain pension benefit obligations for a covered employee hired by a portability company after January 1, 1985.

If you are covered by the MPA, you may be eligible to carry over net credited service, vesting service and pension accrual service from a non-Verizon portability company to a Verizon portability company and vice versa, regardless of the length of your break in service. Former GTE business units and certain former Bell Atlantic and NYNEX business units are not portability companies. If you would like to know if the Verizon affiliate you work for is a portability company, please contact the Verizon Benefits Center.

Eligibility
As a management employee, you must meet all of the following three conditions to be eligible for portability of your service to or from another portability company’s pension plan:

1.	On December 31, 1983, you must have been working at a portability company:

As a non-supervisory management employee,

As a supervisory management employee whose base annual pay was $50,000 or less or

On a leave of absence from either position (provided that you were reinstated to that position before the leave expired).

2.	On the date after December 31, 1983 that you terminate employment with the first portability company, you must be working at that portability company as either a non-supervisory management employee or a supervisory management employee with base annual pay at the date of termination of $50,000 or less, adjusted for changes in the Consumer Price Index (CPI) from December 31, 1983 to your termination date.

3.	On your date of hire with the new portability company, you must be working as either a non-supervisory management employee or a supervisory management employee whose base annual pay at the date of hire was $50,000 or less, adjusted for changes in the CPI from December 31, 1983 to your date of hire.

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If you’ve transferred from a portability company
When required by the MPA, if you are eligible for portability when you become an eligible employee, the net credited service, vesting service and pension accrual service you earned under the other portability company’s pension plan will count toward your service under this plan.

Your transferred pension – the benefit you accrued under the other portability company’s plan – and assets representing the liability to pay for this benefit will be transferred to this plan. If the other portability company had a traditional pension plan, the transferred pension will be expressed as a frozen single life annuity beginning at age 65 and will not be converted to a cash balance amount. (See the rules for unconverted annuity benefits on page 11.) However, your pension accrual service will be used in your Highest Average Pay calculation. If the other portability company had a cash balance pension plan, your transferred cash balance account will be added to your cash balance account under the plan.

If you’ve transferred from a portability company and have received a lump-sum payment of your benefit under the other portability company’s pension plan, you will still be credited with your prior service for purposes of vesting service, net credited service and pension accrual service, but only if you agree, in writing, that your benefit under this plan will be reduced by the pension you earned under the other portability company’s pension plan.

Special vesting rules
Under this plan, you are vested after five years of vesting service. However, the vesting schedule may be different for your transferred pension. To determine whether you’re vested, the two vesting schedules will be compared, and the more generous of the two will be used.

Waiver of portability
If you sign a waiver of portability when you join a new portability company, you cannot transfer prior service under your former portability company’s plan to your new portability company’s plan. Instead, you will continue to be entitled to a pension benefit under your former portability company’s plan, and you will begin work at the new portability company with the status of a new hire. If you sign a waiver of portability, the waiver remains in effect at any portability company you may work for in the future. It is a one-time, irrevocable lifetime waiver.

Transfers of pension liabilities from this plan to another planIf you are hired by a new portability company after you leave a Verizon portability company, meet the eligibility requirements for portability and do not sign a waiver of portability (see section above), you can transfer your accrued benefit from the plan to the new portability company’s pension plan. If the benefit is transferred, you are no longer eligible for a pension under the plan.

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Employees of non-portability companies
Employees of former GTE business units and certain former Bell Atlantic and NYNEX business units are not covered by the MPA. However, if you work for a former Verizon affiliate that is not a portability company and you meet all of the eligibility criteria for portability, you will be given vesting and net credited service for your employment with the portability company. You will not be eligible to transfer prior pension accrual service, and your benefit under the portability company’s plan will not be transferred to the plan.

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Details about the MFPF

The modified former pension formula benefit

On February 1, 2000, a new provision was added to the former Bell Atlantic’s cash balance plan that gave eligible Bell Atlantic employees a pension benefit equal to the greater of the cash balance plan benefit (which is the same as the benefit under the cash balance formula described in this SPD) or the modified former pension formula (MFPF) benefit. Eligible Bell Atlantic employees accrued benefits under the MFPF through December 31, 2001.

If you were eligible for an MFPF benefit, your plan benefit will equal the greatest of the benefits calculated for you under the cash balance formula, the MFPF as of December 31, 2001 and the Highest Average Pay formula. However, for employees for whom the MFPF provides the highest benefit on December 31, 2001, the plan provides for benefit increases after December 31, 2001. The single life annuity calculated for you as of December 31, 2001 under the MFPF will be increased by adding to it a single life annuity benefit calculated under the Highest Average Pay formula based on your service as an eligible employee after December 31, 2001 only.

Eligibility
You were eligible for the MFPF benefit if you met all the following requirements:

You were a participant in one of Verizon’s Bell Atlantic cash balance plans,

Your benefit was not transferred to another portability company before February 1, 2000,

You were credited with at least 15 years of net credited service as of September 1, 1999 and

You had at least one day of active service after the conversion of your pension plan to a cash balance design, resulting in the crediting of pay credits and interest credits to a cash balance account under one of Verizon’s Bell Atlantic cash balance plans:

—	For employees of the former Bell Atlantic, the conversion date is December 31, 1995.

—	For employees of the former NYNEX, the conversion date is December 31, 1997.

Employees who had 15 years of net credited service as of September 1, 1999 and who did not have their benefit converted to an opening balance in one of Verizon’s Bell Atlantic cash balance plans because they were re-employed or became participants in the cash balance plan after the conversion date, are also eligible for the MFPF benefit.

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How the MFPF benefit is calculated
Your MFPF benefit provides a benefit payable in the form of a single life annuity beginning on your normal retirement date (see page 22). Your MFPF benefit is calculated using:

  Your average annual pension compensation from 1987 through 1991 (the base period),

  Your total pension compensation from 1992 through the earlier of (i) your retirement or termination of employment or (ii) December 31, 2001 and

  Your MFPF pension accrual service through 1991.

Your average annual pension compensation for the base period is multiplied by your years and months of pension accrual service through the end of 1991 (with any partial months rounded up to one whole month), which is then added to your pension compensation from 1992 through the earliest of your retirement, termination or December 31, 2001. This total is then multiplied by 1.6% to calculate an annual amount.

Average annual
pension
compensation for		Total pension				Your annual
base period		compensation from				MFPF benefit
(1987 – 1991)		January 1, 1992 to				(expressed as a
TIMES	PLUS	the earlier of	TIMES	1.6%	=	single life annuity
MFPF pension		separation from				beginning at
accrual service		service or				age 65)
through		December 31, 2001
December 31,
1991

Some important definitions
In order to understand how your MFPF benefit is calculated, you should be familiar with the following terms:

Pension compensation includes your base salary, short-term incentives, differentials, commissions and back-pay awards (subject to annual limits, $170,000 in 2001) for all periods of MFPF pension accrual service. It will be prorated for any periods of part-time employment after December 31, 1991.

MFPF pension accrual service is the years, months and days of service used to calculate your MFPF benefit. It will be prorated for any periods of part-time employment prior to January 1, 1992. In general, your MFPF pension accrual service includes:

—	Service as an active participant in one of Verizon’s Bell Atlantic cash balance plans. Service earned prior to a break in service is included as long as you’ve completed 12 continuous months of net credited service under the Bell Atlantic cash balance plan, if you’ve had a severance period of more than six months.

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—	Any pension accrual service credited to you under a former Bell Atlantic management pension plan or the former NYNEX management pension plan as of the applicable cash balance conversion date.

—	If you were a participant in Verizon’s Bell Atlantic Cash Balance Plan (but not in Verizon’s Bell Atlantic Enterprises Cash Balance Plan or Verizon’s Chesapeake Directory Sales Company Cash Balance Plan), any pension accrual service credited to you under the Verizon Pension Plan for Mid-Atlantic Associates or the Verizon Pension Plan for New York and New England Associates, as long as you complete at least three continuous years of net credited service as a management employee of a participating company in Verizon’s Bell Atlantic Cash Balance Plan following the transfer. Any service for which the value of your accrued benefit has been paid in a lump sum may or may not be recognized, depending on the terms of the associate plan at the time you became an eligible employee in Verizon’s Bell Atlantic Cash Balance Plan.

—	Any pension accrual service credited to you under an interchange company pension plan transferred for you under the mandatory portability rules (see page 45) if the pension plan was for management employees or both management employees and associates (service earned prior to a break in service is included as long as you complete at least 12 continuous months of net credited service under the former Bell Atlantic cash balance plan, if you had a severance period of more than six months) – or three continuous years of net credited service under the former Bell Atlantic cash balance plan if the pension plan was for associates only.

If you are an eligible employee under the plan as of January 1, 2002, any waiting period noted above for the crediting of prior service is waived.

Determining MFPF benefits at earlier payment ages
If you are vested, you can receive benefits from the plan at any time after you leave the company and all Verizon affiliates. Because the MFPF benefit is calculated as a single life annuity benefit payable on your normal retirement date, the benefit amount must be adjusted if payment is to begin earlier than your normal retirement date.

This adjustment to the MFPF benefit generally reduces the benefit to take into account the longer period over which a benefit starting at an earlier date will be paid. Please note that if the benefit is adjusted, the adjustment applies for the entire period over which the benefit is paid.

  If you start payment at your normal retirement date. If you start payment of your pension on your normal retirement date, the single life annuity calculated for you under the MFPF is not reduced.
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If you start payment before your normal retirement date, but qualify for a service pension. You qualify for a service pension if you meet any of the following age and service requirements when you leave the company and all Verizon affiliates:

Net credited service	Age
30 years	Any age
25 years	50+
20 years	55+
15 years	60+
10 years	65+

If you qualify for a service pension, here’s how your MFPF single life annuity benefit will be reduced when payment starts before your normal retirement date:

—	If you have fewer than 30 years of net credited service and start receiving your monthly benefit before age 59, your MFPF benefit will be reduced 6% for each year (1/2% for each full and partial calendar month) that your benefit commencement age precedes your early retirement age (age 59). There is no reduction if you start your benefit after age 59.

—	If you have 30 or more years of service, the benefit earned through December 31, 1995 will not be reduced. The portion of your benefit earned after January 1, 1996 and before January 1, 2002 will be reduced 3% for each year (1/4 % for each full and partial calendar month) that your benefit commencement age precedes your early retirement age (age 59). There is no reduction if you start your benefit after age 59.

Note: Any amounts that are added after December 31, 2001 to your frozen MFPF benefit as of December 31, 2001 will be reduced for payment prior to your normal retirement date, as set forth on page 12 for the Highest Average Pay formula benefit. The reductions shown above for MFPF will not apply to those amounts.

If you start payment before your normal retirement date and do not qualify for a service pension. If you start your pension before your normal retirement date and you do not qualify for a service pension, the single life annuity calculated for you under the MFPF will be actuarially reduced for each month you start your benefit prior to your normal retirement date. In this situation, the amount your pension is reduced is significantly greater than the amount a pension is reduced if you qualify for a service pension.

Payment options
All of the current payment options under the plan are available to you, including the lump-sum payment option, whether your greatest benefit is determined under the cash balance formula, the Highest Average Pay formula or the MFPF. (See pages 22 and following for more information on payment options.)

See “If you die before your pension commencement date” on page 33 for more information about the timing and forms of payment available to your spouse or beneficiary.

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How your benefit may be offset
If your MFPF pension accrual service includes a period of service for which the accrued benefit for that period of service was either paid out in a lump sum or is being paid to you as an annuity, your MFPF benefit will be offset to take account of the value of that prior lump sum or annuity benefit.

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Administrative information

Introduction

This section of your summary plan description (SPD) contains important information about how the Verizon Management Pension Plan and the Verizon Enterprises Management Pension Plan are administered and funded. It also includes information about your rights as a plan participant, which is governed by the provisions of a federal law, the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

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Additional information

If you divorce or separate
Your plan benefit belongs solely to you or to your beneficiary if survivor benefits apply when you die. In general, your benefit cannot be assigned to anyone else. If you are divorced or separated, however, certain court orders – known as qualified domestic relations orders (QDROs) – could require part of your benefit to be paid to someone else, such as your former spouse or your child.

You may receive a copy of the plan’s procedures governing QDRO determinations. The plan administrator is required to furnish a copy of the procedures without charge. You may request a copy of the plan’s QDRO procedures by contacting the Verizon Qualified Order Team, P.O. Box 1433, Lincolnshire, IL 60069-1433 or by calling the Verizon Benefits Center and asking to be transferred to the Qualified Order Team.

How benefits could be reduced, lost, suspended or delayed
Your pension benefits under the plan will be reduced, lost, suspended or delayed if one of the following conditions applies:

  Your employment with all Verizon affiliates terminates by resignation, discharge, other separation from service or death before you have earned at least five years of vesting service (see page 35) and before you reach normal retirement age (see page 22).

  You are re-employed by a Verizon affiliate and your benefits are temporarily suspended (see page 40).

  Your benefits are attached or otherwise assigned under a QDRO, in which case any portion of your benefits that are not attached or assigned will be paid to you.
  Your benefits are subject to a federal tax levy.

  You do not provide the Verizon Benefits Center with your most recent address, such that you cannot be located.

  You fail to make proper application for benefits or fail to provide necessary information.

  You transfer to another Verizon affiliate or to a portability company, and your plan benefit is transferred to and paid from another pension plan maintained by such other company (see pages 45-47).
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  Your benefit payable as a monthly annuity at your normal retirement date is reduced because you elect to retire or start payment of your pension before your normal retirement date (see page 22).
  Your benefit is reduced because you receive payment in an annuity form of payment other than a single life annuity (see pages 24 and following).
  You have received your benefit as a lump sum or a single life annuity and no death benefits are payable as a result.
  The plan is terminated before sufficient assets have been accumulated to pay all benefits. (In this case, you may be protected by the Pension Benefit Guaranty Corporation. See page 59.)
  Your benefit is adjusted to account for prior payments made following a prior termination of employment (see page 40).

Change in ownership or control
In the event the ownership or control of Verizon changes significantly in the future as specifically defined in the plan, plan provisions restrict, for a five-year period after the change, actions to merge or consolidate the plan with any other plan, to amend the plan to reduce benefits or retirement-type subsidies, or to revert or transfer assets of the plan to the company or an affiliate, even if the assets are excess and reversion would be permitted by law. In the event the plan is terminated during that five-year period, all or part of any plan assets in excess of the amount needed to fund current benefits and administrative costs, as appropriate, will be used to fund employee benefits for affected participants.

The change in control provisions in effect under the former GTE management pension plans were triggered by the May 18, 1999 GTE shareholder approval of the then-proposed merger between Bell Atlantic and GTE. That is why various features of the former GTE management pension plan are continued for former GTE employees through May 2004 under this plan. If you would like more details regarding these change in control protections, please contact the Verizon Benefits Center.

Top-heavy rules
Under current law, if the plan provides more than 60% of its benefits to “key” employees, the plan is considered “top-heavy.” Both “top-heavy” and “key” employees are terms defined under the Internal Revenue Code.

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At present, the plan is not top-heavy. In the unlikely event that it becomes top-heavy, your benefits may be increased, and your vesting may be accelerated to keep the plan qualified under IRS regulations. The top-heavy vesting schedule requires that you become 100% vested after you complete three years of vesting service.

Claims and appeals procedures
The claims administrator designated by the Verizon Claims Review Committee (the VCRC) has discretionary authority to determine claims for the plan. The VCRC is the appeals administrator for the plan. The claims and appeals administrators have discretionary authority to decide claims under the plan and review and resolve any appeal of a denied claim.

Filing a claim
You and/or your beneficiaries have the right under ERISA and its subsequent amendments to file a claim if you believe you are entitled to benefits and benefits have been denied or incorrectly determined under the plan.

To submit a claim, put your concern in writing, explaining in your words your understanding of your benefit issue, and provide any supporting information in writing to the claims administrator c/o Verizon Benefits Center Claims Review Unit, P.O. Box 1457, Lincolnshire, IL 60069-1457.

Once you have documented your claim along with any further information that you believe should be taken into account, the claims administrator has 90 days (except as described below) to process your claim after receiving it.

If the claims administrator needs additional information from you in order to process your claim, you will be given 180 days to supply the needed information. In that case, the claims administrator will have not less than 45 days from the date you supply the additional information or your 180-day period expires to make a decision on your claim.

If there are special circumstances requiring longer review, the claims administrator may take up to an additional 90 days to make a decision on your claim. The claims administrator will notify you in writing if more time is needed (before the end of the initial review period) and of the final decision.

If your claim is denied
If your claim is completely or partially denied, a written notice of denial will be provided by the claims administrator, which will tell you the specific reasons for the decision, the plan provisions used to support the decision, a description of any outstanding materials needed to approve the claim indicating why those materials are needed, and how you can appeal the decision.

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Filing an appeal
You (the participant or beneficiary who filed a claim that was denied) may file an appeal if:

  You receive no reply to your original claim within the initial 90 days.

  The time for a decision on your original claim was extended for an additional 90 days, and you receive no reply after the additional 90 days.

  You receive written denial of all or part of the claim and you want to appeal the denial.

You may appeal by submitting in writing a letter requesting an appeal and stating your concerns and any related facts to the Verizon Claims Review Committee, c/o Verizon Benefits Center Claims Review Unit, P.O. Box 1457, Lincolnshire, IL 60069-1457. Your appeal letter must be received within 60 days after you receive the denial of your claim or fail to receive timely notice of the decision.

If you submit an appeal, you have the right to:

  Review pertinent plan documents and other information relevant to the claim, which you can obtain as described on page 60.

  Send a written statement of the issues and any other documents in support of your claim to the appeals administrator.

  Request copies of written documents that are relevant to your appeal and receive them free of charge.

Review of your appeal
The VCRC, as appeals administrator, will review your appeal of the denied claim and will make a decision after receiving your written request for review. Your appeal will be decided within 60 days after being received by the appeals administrator. However, if there are special circumstances that require additional time, the appeals administrator may notify you before the end of the initial 60-day period that the review will be extended by an additional 60 days for a total of 120 days from receiving your appeal.

Normally, the appeals administrator will notify you of the decision in writing, setting forth the reason for the decision, plan provisions on which the decision is based, the availability of relevant documents and your right to bring a civil action under ERISA. However, if you do not receive a decision or notification within the appropriate time span, you should consider the appeal denied.

In case of an appeal, the appeals administrator’s decision is final, conclusive and binding on all parties to the full extent permitted under the plan and under applicable law. However, as a plan participant, you may have further rights under ERISA after you have exhausted the claims and appeals process, as described in the section below explaining your rights under ERISA.

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Benefits under this plan will be paid only if the plan administrator or, in the case of a claim or appeal, the claims or appeals administrator decides in its discretion that the participant or beneficiary is entitled to them.

Special rules for certain disability pension claims
As noted on page 14, you may be entitled to an unreduced pension under the Highest Average Pay formula if you have at least 15 years of net credited service and you are considered disabled under the plan. One way you are considered disabled under the plan is if you are receiving benefits under Verizon’s Long-Term Disability Income Protection Plan (but not the former Bell Atlantic LTD Plan). If you are claiming an unreduced disability pension as an individual receiving benefits under the Verizon LTD Plan, your claim or appeal will be processed under the procedures described above.

The other way you may be considered disabled under the plan is for the plan administrator to determine that you would be eligible to receive disability benefits under the Verizon LTD Plan if you had been a participant in the Verizon LTD Plan. This provision could be important to you if you are a participant in the former Bell Atlantic LTD Plan or if you have waived participation in company LTD benefits altogether. If you are claiming an unreduced disability pension under this second rule, your claim or appeal will be processed under the following procedures:

How to file. The claims administrator and appeals administrator are the same as indicated for the standard claims and appeals process. You file your claim or appeal in writing at the addresses indicated above.

Processing of claims. You will receive a reply within 45 days of the claims administrator’s receipt of your claim (75 or 105 days, when special circumstances apply).

If your claim is denied, in whole or in part, the notice of denial will contain:

—	The specific reasons for the denial.

—	The plan provisions on which the denial was based.

—	Any additional material or information you may need to submit to complete the claim.

—	The plan’s appeal procedures.

—	Information regarding internal procedures or clinical information, if applicable.

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Appeal of denied claims. If your claim is denied, you must file your appeal and related information within 180 days from the date you receive written notice of your denied claim. You may request access to all documents relating to your appeal. The individual/committee reviewing your appeal will be independent from the individual/committee who reviewed your claim. You will receive a reply within 45 days of the appeals administrators’ receipt of your appeal (90 days, when special circumstances apply). If your appeal is denied, the notice of denial will contain:

—	The specific reasons for the denial.

—	The plan provisions on which the denial was based.

—	Information regarding internal procedures or clinical information, if applicable.

The decision on your appeal is final. However, you have a right to bring a civil action.

Pension Benefit Guaranty Corporation (PBGC)
Certain benefits under this plan are insured by the PBGC, a federal insurance agency. If the plan terminates (ends) without enough money to pay all benefits, the PBGC will step in to pay pension benefits. Most people receive all of the pension benefits they would have received under their plan, but some people may lose certain benefits. You may be eligible to receive:

  Normal and early retirement benefits.

  Disability benefits, if you become disabled before the plan terminates.

  Certain benefits for your survivors.

The PBGC guarantee generally does not cover:

  Benefits greater than the maximum guaranteed amount set by law for the year in which the plan terminates.

  Some or all of benefit increases and new benefits based on plan provisions that have been in place for fewer than five years at the time the plan terminates.

  Benefits that are not vested because you have not worked long enough for the company.

  Benefits for which you have not met all of the requirements at the time the plan terminates.

  Certain early retirement payments (such as supplemental benefits that stop when you become eligible for social security) that result in an early retirement monthly benefit greater than your monthly benefit at the plan’s normal retirement age (age 65).

  Non-pension benefits, such as health insurance, life insurance, certain death benefits, vacation pay and severance pay.
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Even if certain of your benefits are not guaranteed, you may still receive some of those benefits from the PBGC, depending on how much money your plan has and how much the PBGC collects from employers.

For more information about the PBGC and the benefit guarantees, ask your plan administrator, or write to the PBGC at:

Technical Assistance Division PBGC 1200 K Street NW, Suite 930 Washington, DC 20005-4026

The PBGC may also be reached by calling 1-202-326-4000. TTY/TDD users may call the federal relay service toll-free at 1-800-877-8339 and ask to be connected to 202-326-4000. Additional information about the PBGC’s pension insurance program is available through the PBGC’s Web site on the Internet at http://www.pbgc.gov.

Rights of participants and beneficiaries under ERISA

Under ERISA, you have the following rights:

Receive information about your plan benefits

  You may examine all plan documents without charge. These include annual financial reports, plan descriptions, insurance contracts, bargaining unit agreement provisions pertaining to the plan, and all other official plan documents and reports, including a copy of the latest annual report (Form 5500 Series) filed with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefits Administration. The plan administrator makes these documents available for examination free of charge at specified sites, such as Verizon work locations. For information, write to the plan administrator:

  c/o Verizon Benefits Center
  P.O. Box 1457
  100 Half Day Road
  Lincolnshire, IL 60069-1457

  Also, you may obtain copies of all plan documents and other plan information, including an updated summary plan description, upon written request to the plan administrator at the above address. Please include the full name of the plan in your written request, along with your name, social security number, mailing address and telephone number. You may be charged 25 cents per page for documents that you request.

  You will receive a summary of the plan’s annual financial report. The plan administrator is required by law to furnish you with a copy of this summary annual report.
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  You may obtain a statement, upon written request, telling you the amount of your accrued pension benefit payable at normal retirement age if you stop working under the plan now. If you are not fully vested, your statement will tell you how many more years you have to work to be fully vested. These statements are not required to be given more than once a year and are provided free of charge.

Prudent actions by plan fiduciaries
In addition to creating rights for plan participants, ERISA imposes duties upon the persons who are responsible for the operation of the plan. The persons who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries.

No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce your rights
If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done and to obtain copies of documents relating to the decision without charge.

You have the right to have your claim reviewed and reconsidered on appeal, but your appeal must be timely. Under ERISA, there are steps you can take to enforce the previous rights.

For instance, if you request materials from the plan administrator that you have a right to receive and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the plan administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if it finds your claim to be frivolous).

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Assistance with your questions
If you have any questions about the plan, you should contact the benefits administrator, which the plan administrator has established for purposes of administering benefits and responding to questions of participants and beneficiaries. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you can contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries; Pension and Welfare Benefits Administration; U.S. Department of Labor; 200 Constitution Avenue, NW; Washington, DC 20210.

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publication hotline of the Pension and Welfare Benefits Administration.

Plan information
The Verizon Management Pension Plan and the Verizon Enterprises Management Pension Plan are defined benefit pension plans that determine benefits using both cash balance and traditional pension formulas. The company pays the full cost of each plan by making contributions to a special pension fund. The amount that the company contributes is determined by the plan’s actuary.

The assets of the pension fund for each plan are held in trust. The money in the trust can be used only to pay plan benefits and administrative costs and cannot be returned to the company until all benefits have been paid or otherwise provided for (for example, in the form of an insurance company annuity). The trustee funds all payments under a plan from the pension fund for that plan.

Plan sponsor
For the Verizon Management Pension Plan, the plan sponsor is:

Verizon Corporate Services Group Inc. c/o Verizon Communications Inc. 1095 Avenue of the Americas New York, NY 10036

For the Verizon Enterprises Management Pension Plan, the plan sponsor is:

Chesapeake Directory Sales Company c/o Verizon Communications Inc. 1095 Avenue of the Americas New York, NY 10036

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Plan administrator The plan administrator for both plans is: Verizon Employee Benefits Committee c/o Verizon Benefits Center P.O. Box 1457 100 Half Day Road Lincolnshire, IL 60069-1457

The plan administrator and its designees have the discretionary authority to interpret the plan, resolve ambiguities, inconsistencies and omissions in the plan documents, develop rules and regulations to carry out the terms of the plan, make factual determinations and resolve questions relating to the eligibility for and the amount of benefits.

You may communicate with the plan administrator in writing at the address above. But, for questions about plan benefits, you should write or call the Verizon Benefits Center (see below for the address and the telephone number). The Verizon Benefits Center handles participant questions, requests and certain benefits claims, but is not the plan administrator. However, most of your day-to-day questions can be answered by the Verizon Benefits Center.

Verizon Benefits Center P.O. Box 1457 100 Half Day Road Lincolnshire, IL 60069-1457 Phone 1-866-998-8777 and press “1”

Plan funding
The plan is funded through company contributions made to a trust. The plan trustee is:

Mellon Bank, N.A. c/o Patricia Farbacher Vice President One Mellon Bank Center - Room 3346 Pittsburgh, PA 15258

Plan identification
The Verizon Management Pension Plan is listed with the Department of Labor under employer identification number (EIN) 13-1675522 and plan number 001.

The Verizon Enterprises Management Pension Plan is listed with the Department of Labor under employer identification number (EIN) 23-2462664 and plan number 002.

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Plan year
The plan year is the calendar year – January 1 through December 31.

Agent for service of legal process The agent for service of legal process is: Verizon Legal Department Verizon Communications Inc. 600 Hidden Ridge, HQE03G04 Irving, TX 75038

Legal process may also be served on the plan administrator or the plan trustee.

Participating companies
Most Verizon affiliates participate in either the Verizon Management Pension Plan or the Verizon Enterprises Management Pension Plan. Participants and beneficiaries may contact the Verizon Benefits Center to determine whether a particular Verizon affiliate is a participating company in either plan, and if that Verizon affiliate is a participating company, may also request that affiliate’s address.

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